AGREEMENT AND PLAN OF MERGER

                            dated as of May 24, 1999

                                  by and among

                              SW ACQUISITION, L.P.

                              ST ACQUISITION CORP.

                                       and

                              TNP ENTERPRISES, INC.

                                TABLE OF CONTENTS

                    This Table of Contents is not part of the
                Agreement to which it is attached but is inserted
                              for convenience only.



                                                                                                           Page No.

                                    ARTICLE I


                                   THE MERGER

   1.01     The Merger............................................................................................1
   1.02     Closing...............................................................................................1
   1.03     Effective Time........................................................................................1
   1.04     Articles of Incorporation and Bylaws of the Surviving Corporation.....................................2
   1.05     Directors and Officers of the Surviving Corporation...................................................2
   1.06     Effects of the Merger.................................................................................2
   1.07     Further Assurances....................................................................................2

                                   ARTICLE II


                              CONVERSION OF SHARES

   2.01     Conversion of Capital Stock...........................................................................2
   2.02     Exchange of Certificates..............................................................................4

                                   ARTICLE III


                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

   3.01     Organization and Qualification........................................................................6
   3.02     Capital Stock.........................................................................................7
   3.03     Authority Relative to this Agreement..................................................................8
   3.04     Non-Contravention; Approvals and Consents.............................................................8
   3.05     SEC Reports and Financial Statements.................................................................10
   3.06     Absence of Certain Changes or Events.................................................................10
   3.07     Absence of Undisclosed Liabilities...................................................................11
   3.08     Legal Proceedings....................................................................................11
   3.09     Information Supplied.................................................................................11
   3.10     Permits; Compliance with Laws and Orders.............................................................12
   3.11     Compliance with Agreements; Certain Agreements.......................................................12
   3.12     Taxes................................................................................................13
   3.13     Employee Benefit Plans; ERISA........................................................................15
   3.14     Labor Matters........................................................................................19
   3.15     Environmental Matters................................................................................20
   3.16     Regulation as a Utility..............................................................................21
   3.17     Insurance............................................................................................21
   3.18     Intellectual Property Rights.........................................................................22
   3.19     Vote Required........................................................................................22
   3.20     Opinion of Financial Advisor.........................................................................22
   3.21     Company Rights Agreement.............................................................................22
   3.22     Article IX of the Company's Articles of Incorporation and
              Article 13 of the TBCA Not Applicable..............................................................23
   3.23     Year 2000............................................................................................23

                                   ARTICLE IV


                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

   4.01     Organization and Qualification.......................................................................23
   4.02     Authority Relative to this Agreement.................................................................24
   4.03     Non-Contravention; Approvals and Consents............................................................24
   4.04     Legal Proceedings....................................................................................25
   4.05     Information Supplied.................................................................................25
   4.06     Ownership of Company Common Stock....................................................................26
   4.07     Financing............................................................................................26
   4.08     Capitalization of Sub................................................................................27
   4.09     Fraudulent Conveyance................................................................................27

                                    ARTICLE V


                            COVENANTS OF THE COMPANY

   5.01     Covenants of the Company.............................................................................28
   5.02     No Solicitations.....................................................................................31
   5.03     Company Rights Agreement.............................................................................32
   5.04     Third Party Standstill Agreements....................................................................32

                                   ARTICLE VI


                              ADDITIONAL AGREEMENTS

   6.01     Access to Information; Confidentiality...............................................................33
   6.02     Preparation of Proxy Statement; Offering Materials...................................................33
   6.03     Approval of Shareholders.............................................................................34
   6.04     Regulatory and Other Third Party Approvals...........................................................34
   6.05     Employee Benefit Plans...............................................................................35
   6.06     Directors' and Officers' Indemnification and Insurance...............................................35
   6.07     Expenses.............................................................................................37
   6.08     Brokers or Finders...................................................................................37
   6.09     Takeover Statutes....................................................................................37
   6.10     Conveyance Taxes.....................................................................................37
   6.11     Gains Tax............................................................................................37
   6.12     Conduct of Business of Parent and Sub................................................................38
   6.13     Rate Matters.........................................................................................38
   6.14     Financing............................................................................................38
   6.15     Notice and Cure......................................................................................40

                                   ARTICLE VII


                                   CONDITIONS

   7.01     Conditions to Each Party's Obligation to Effect the Merger...........................................40
   7.02     Conditions to Obligation of Parent and Sub to Effect the Merger......................................41
   7.03     Conditions to Obligation of the Company to Effect the Merger.........................................43

                                  ARTICLE VIII


                        TERMINATION, AMENDMENT AND WAIVER

   8.01     Termination..........................................................................................43
   8.02     Effect of Termination................................................................................45
   8.03     Amendment............................................................................................46
   8.04     Waiver...............................................................................................46

                                   ARTICLE IX


                               GENERAL PROVISIONS

   9.01     Non-Survival of Representations, Warranties, Covenants and Agreements................................47
   9.02     Notices..............................................................................................47
   9.03     Entire Agreement; Incorporation of Exhibits..........................................................48
   9.04     Public Announcements.................................................................................48
   9.05     No Third Party Beneficiary...........................................................................49
   9.06     No Assignment; Binding Effect........................................................................49
   9.07     Headings.............................................................................................49
   9.08     Invalid Provisions...................................................................................49
   9.09     Governing Law........................................................................................49
   9.10     Enforcement of Agreement.............................................................................49
   9.11     Certain Definitions..................................................................................50
   9.12     Counterparts.........................................................................................51




                            GLOSSARY OF DEFINED TERMS

The following terms, when used in this Agreement, have the meanings ascribed to them in the corresponding Sections of this Agreement listed below:



"affiliate"                                                      --       Section 9.11(a)
"Agreement"                                                      --       Preamble
"Alternative Proposal"                                           --       Section 5.02
"Antitrust Division"                                             --       Section 6.04
"Articles of Merger"                                             --       Section 1.03
"Backstop Commitment Letter"                                     --       Section 4.07(a)
"Backstop Financing"                                             --       Section 4.07(a)
"Backstop Lenders"                                               --       Section 4.07(a)
"beneficially"                                                   --       Section 9.11(b)
"business day"                                                   --       Section 9.1l(c)
"Certificate of Merger"                                          --       Section 1.03
"Certificates"                                                   --       Section 2.02(b)
"Closing"                                                        --       Section 1.02
"Closing Date"                                                   --       Section 1.02
"Code"                                                           --       Section 2.02(e)
"Commitment Letters"                                             --       Section 4.07(a)
"Company"                                                        --       Preamble
"Company Budget"                                                 --       Section 5.01(b)(ii)(D)
"Company Common Stock"                                           --       Section 2.01(b)
"Company Disclosure Letter"                                      --       Section 3.0l
"Company Employee Benefit Plan"                                  --       Section 3.13(b)(i)
"Company Financial Statements"                                   --       Section 3.05(a)
"Company Material Adverse Effect"                                --       Section 9.11(d)
"Company Options"                                                --       Section 2.01(e)(i)
"Company Option Plans"                                           --       Section 3.02(a)
"Company Permits"                                                --       Section 3.10(a)
"Company Preferred Stock"                                        --       Section 3.02(a)
"Company Rights"                                                 --       Section 3.02(a)
"Company Rights Agreement"                                       --       Section 3.02(a)
"Company SEC Reports"                                            --       Section 3.05(a)
"Company Shareholders' Approval"                                 --       Section 6.03
"Company Shareholders' Meeting"                                  --       Section 6.03
"Confidentiality Agreement"                                      --       Section 6.01
"Constituent Corporations"                                       --       Section 1.01
"Consideration Commitment Letters"                               --       Section 4.07(a)
"Contracts"                                                      --       Section 3.04(a)
"control," "controlling," "controlled by"
         and "under common control with"                         --       Section 9.11(a)
"Debt Financing"                                                 --       Section 4.07(a)
"Defined Benefit Plan"                                           --       Section 3.13(g)
"Definitive Debt Financing Agreements"                           --       Section 6.14(a)
"Definitive Preferred Stock Agreements"                          --       Section 4.02
"Dissenting Share"                                               --       Section 2.01(d)(i)
"DOE"                                                            --       Section 3.05(b)
"Effective Time"                                                 --       Section 1.03
"Environmental Claims"                                           --       Section 3.15(h)(i)
"Environmental Laws"                                             --       Section 3.l5(h)(ii)
"Environmental Permits"                                          --       Section 3.15(b)
"Equity Documents and Agreements"                                --       Section 4.07(b)
"Equity Financing"                                               --       Section 4.07(a)
"Equity Investors"                                               --       Section 4.07(a)
"ERISA"                                                          --       Section 3.13(b)(i)
"ERISA Affiliate"                                                --       Section 3.13(b)(iii)
"Exchange Act"                                                   --       Section 3.04(b)
"Excluded Transactions"                                          --       Section 3.21
"Expense Amount"                                                 --       Section 8.02(b)
"Extended Termination Date"                                      --       Section 8.01(b)(i)(y)
"FERC"                                                           --       Section 3.05(b)
"Final Order"                                                    --       Section 7.01(e)
"Financing Parties"                                              --       Section 6.14(c)
"FTC"                                                            --       Section 6.04
"Gains Tax"                                                      --       Section 6.11
"General Partner"                                                --       Section 4.07(b)
"Governmental or Regulatory Authority"                           --       Section 3.04(a)
"group"                                                          --       Section 9.11(g)
"Hazardous Materials"                                            --       Section 3.15(h)(iii)
"HSR Act"                                                        --       Section 3.04(b)
"Indemnified Liabilities"                                        --       Section 6.06(a)
"Indemnified Parties"                                            --       Section 6.06(a)
"Initial Termination Date"                                       --       Section 8.01(b)(i)
"Intellectual Property"                                          --         Section 3.18
"knowledge"                                                      --       Section 9.l1(e)
"laws"                                                           --       Section 3.04(a)
"Lien"                                                           --       Section 3.02(b)
"material," "material adverse effect" and "materially adverse"
                                                                 --       Section 9.11(f)
"Merger"                                                         --       Preamble
"Merger Price"                                                   --       Section 2.01(c)(i)
"NMPRC"                                                          --       Section 3.04(b)
"Offering Materials"                                             --       Section 6.02(b)
"Option Amount"                                                  --       Section 2.01(e)(i)
"Options"                                                        --       Section 3.02(a)
"orders"                                                         --       Section 3.04(a)
"Parent"                                                         --       Preamble
"Parent Disclosure Letter"                                       --       Section 4.03(b)
"Partnership Subscription Agreements"                            --       Section 4.07(a)
"Partnership Investors"                                          -        Section 4.07(a)
"Payment Agent"                                                  --       Section 2.02(a)
"Payment Fund"                                                   --       Section 2.02(a)
"PBGC"                                                           --       Section 3.13(g)
"person"                                                         --       Section 9.11(g)
"Plan"                                                           --       Section 3.13(b)(ii)
"Plan of Merger"                                                 --       Section 3.03
"Power Act"                                                      --       Section 3.04(b)
"Preferred Stock Investors"                                      --       Section 4.07(a)
"Preferred Stock Commitment Letters"                             --       Section 4.07(a)
"Proxy Statement"                                                --       Section 3.09
"PUCT"                                                           --       Section 3.04(b)
"PUHCA"                                                          --       Section 3.16
"Release"                                                        --       Section 3.15(h)(iv)
"Representatives"                                                --       Section 9.11(h)
"Required Approvals"                                             --       Section 7.01(e)
"SEC"                                                            --       Section 3.04(b)
"Secretary of State"                                             --       Section 1.03
"Securities Act"                                                 --       Section 3.05(a)
"Senior Debt Commitment Letter"                                  --       Section 4.07(a)
"Senior Debt Financing"                                          --       Section 4.07(a)
"Senior Lenders"                                                 --       Section 4.07(a)
"Specified Compensation and Benefit Programs"                    --       Section 3.13(l)
"Sub"                                                            --       Preamble
"Sub Common Stock"                                               --       Section 2.01(a)
"Sub Preferred Stock"                                            --       Section 2.01(a)
"Subordinated Debt Commitment Letter"                            --       Section 4.07(a)
"Subordinated Debt Financing"                                    --       Section 4.07(a)
"Subordinated Lenders"                                           --       Section 4.07(a)
"Subsidiary"                                                     --       Section 9.11(i)
"Surviving Corporation"                                          --       Section 1.01
"Surviving Corporation Common Stock"                             --       Section 2.01(a)
"Surviving Corporation Preferred Stock"                          --       Section 2.01(a)
"Tax" and "Taxes"                                                --       Section 3.12
"TBCA"                                                           --       Section 1.01
"Termination Fee"                                                --       Section 8.02(b)
"TNMP"                                                           --       Section 3.13(l)
"Transfer Taxes"                                                 --       Section 6.11
"Year 2000 Compliant"                                            --       Section 3.23


                  This AGREEMENT AND PLAN OF MERGER, dated as of May 24, 1999 (this "Agreement"), is made and entered into by and among SW Acquisition, L.P., organized and existing under the laws of Texas ("Parent"), ST Acquisition Corp., a Texas corporation wholly owned by Parent ("Sub"), and TNP Enterprises, Inc., a Texas corporation (the "Company").

                  WHEREAS, the Boards of Directors of Sub and the Company have each determined that it is advisable and in the best interests of their respective shareholders to consummate, and Parent, Sub and the Company have approved, the business combination transaction provided for herein in which Sub would merge with and into the Company and the Company would become a wholly-owned subsidiary of Parent (the "Merger"); and

                  WHEREAS, each of Parent, Sub and the Company desires to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                    ARTICLE I

                                   THE MERGER

                  1.01.....The Merger

                  . Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.03), Sub shall be merged with and into the Company in accordance with the Business Corporation Act of the State of Texas (the "TBCA"). At the Effective Time, the separate existence of Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation"). Sub and the Company are sometimes referred to herein as the "Constituent Corporations". As a result of the Merger, the outstanding shares of capital stock of the Constituent Corporations shall be converted or cancelled in the manner provided in Article II.

                  1.02.....Closing

                  . Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 8.01, and subject to the satisfaction or waiver (where applicable) of the conditions set forth in Article VII, the closing of the Merger (the "Closing") will take place at the offices of Milbank, Tweed, Hadley & McCloy LLP, 1 Chase Manhattan Plaza, New York, New York 10005 at 10:00 a.m., local time, on the third business day following satisfaction of the conditions set forth in Article VII, unless another date, time or place is agreed to in writing by the parties hereto (the "Closing Date"). At the Closing there shall be delivered to Parent, Sub and the Company the certificates and other documents and instruments required to be delivered under Article VII.

                  1.03.....Effective Time

                  . At the Closing, articles of merger (the "Articles of Merger") shall be duly prepared and executed by the Company and Sub and thereafter delivered to the Secretary of State of the State of Texas (the "Secretary of State") for filing as provided in Article 5.04 of the TBCA, as soon as practicable on the Closing Date. The Merger shall become effective upon the issuance of a certificate of merger (the "Certificate of Merger") by the Secretary of State (the date and time of such issuance being referred to herein as the "Effective Time").

                  1.04.....Articles of Incorporation and Bylaws of the Surviving
Corporation

                  . At the Effective Time, (i) the articles of incorporation of the Sub as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided by law and such articles of incorporation, and (ii) the bylaws of Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended as provided by law, the articles of incorporation of the Surviving Corporation and such bylaws.

                  1.05.....Directors and Officers of the Surviving Corporation

                  . The directors and the officers of Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's articles of incorporation and bylaws.

                  1.06.....Effects of the Merger

                  . Subject to the foregoing, the effects of the Merger shall be as provided in the applicable provisions of the TBCA.

                  1.07.....Further Assurances

                  . Each party hereto will, at or after the Effective Time, execute such further certificates, documents, instruments, deeds, bills of sale, assignments and assurances and take such further actions as may reasonably be requested by one or more of the others to consummate the Merger, to vest the Surviving Corporation with full title to all assets, properties, privileges, rights, approvals, immunities and franchises of either of the Constituent Corporations or to effect the other purposes of this Agreement.


                                   ARTICLE II

                              CONVERSION OF SHARES

                  2.01 ....Conversion of Capital Stock

                  . At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

                  (a)......Capital  Stock of Sub.  Each  issued and  outstanding share of the common stock, no par value, of Sub ("Sub Common Stock") shall be converted into and become one fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation ("Surviving Corporation Common Stock"). Each issued and outstanding share of preferred stock, no par value, of Sub ("Sub Preferred Stock") shall be converted into and become one fully paid and nonassessable share of preferred stock, no par value of the Surviving Corporation ("Surviving Corporation Preferred Stock"). Each certificate representing outstanding shares of Sub Common Stock and each certificate representing outstanding shares of Sub Preferred Stock shall at the Effective Time represent an equal number of shares of Surviving Corporation Common Stock and Surviving Corporation Preferred Stock, respectively.

                  (b)......Cancellation  of  Treasury  Stock and Stock  Owned by
Parent and Subsidiaries. All shares of common stock, no par value, of the Company ("Company Common Stock") that are owned by the Company as treasury stock and any shares of Company Common Stock owned by Parent, Sub or any other wholly-owned Subsidiary (as defined in Section 9.11) of Parent shall be canceled and retired and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor.

                  (c)......Exchange Ratio for Company Common Stock.

                  (i) Each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 2.01(b) and other than Dissenting Shares (as defined in Section 2.01(d))) shall be converted automatically into the right to receive $44.00 in cash (the "Merger Price").

                  (ii) All shares of Company Common Stock converted in accordance with paragraph (i) of this Section 2.01(c) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Price per share, upon the surrender of such certificate in accordance with Section 2.02, without interest, subject to any applicable withholding tax.

                  (d)......Dissenting Shares.

                  (i) Notwithstanding any provision of this Agreement to the contrary, each issued and outstanding share of Company Common Stock, the holder of which has not voted in favor of the Merger, has perfected such holder's right to dissent in accordance with the applicable provisions of the TBCA and has not effectively withdrawn or lost such right to dissent (a "Dissenting Share"), shall not be converted into or represent a right to receive the Merger Price pursuant to Section 2.01(c), but the holder thereof shall be entitled only to such rights as are granted by the applicable provisions of the TBCA; provided, however, that any Dissenting Share held by a person at the Effective Time who shall, after the Effective Time, withdraw such person's objection to the Merger or such person's demand for payment or lose the right to dissent, in either case pursuant to the TBCA, shall be deemed to be converted into, as of the Effective Time, the right to receive the Merger Price pursuant to Section 2.01(c).

                  (ii) The Company shall give Parent (x) prompt notice of any written objections to the Merger received in compliance with Article
         5.12 of the TBCA, withdrawals of any such objections, and any other instruments served pursuant to Article 5.12 of the TBCA relating to a shareholder's right to dissent received by the Company and (y) the opportunity to direct all negotiations and proceedings with respect to demands made by dissenting shareholders for the payment of the fair value of the Company Common Stock held by them. The Company will not voluntarily make any payment with respect to any such demands, and will not, except with the prior written consent of Parent, settle or offer to settle any such demands.

                   (e)      Stock Option Plans.

                  (i) The Company shall take all actions necessary to provide that, immediately prior to the consummation of the Merger, (x) each outstanding option to acquire shares of Company Common Stock (the "Company Options") granted under any of the Company Option Plans (as defined in Section 3.02(a)), whether or not then exercisable or vested, shall become fully exercisable and vested, (y) each Company Option which is then outstanding shall be canceled and (z) in consideration of such cancellation, and except to the extent that Parent or Sub and the holder of any such Company Option otherwise agree, the Company (or, at Parent's option, Parent or Sub) shall pay to such holders of Company Options an amount in respect thereof equal to the product of (A) the excess, if any, of the Merger Price per share over the per share exercise price thereof and (B) the number of shares of Company Common Stock subject thereto (the "Option Amount") (such payment to be net of applicable withholding taxes); provided that the foregoing shall not require any action which violates the Company Option Plans.

                  (ii) Except as provided herein or as otherwise agreed to by the parties and to the extent permitted by the Company Option Plans,
         (x) the Company shall use all reasonable efforts to provide that (A) the Company Option Plans shall terminate as of the Effective Time and
         (B) either the provisions in any other plan, program or arrangement providing for the issuance or grant by the Company or any of its Subsidiaries of any interest in respect of the capital stock of the Company or any of its Subsidiaries shall be deleted, or such plan, program or arrangement shall terminate as of the Effective Time, and
         (y) the Company shall use all reasonable efforts to ensure that following the Effective Time no holder of Company Options or any participant in the Company Option Plans or any other such plans, programs or arrangements shall have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any Subsidiary thereof.

                  (f)......Restricted  or Performance  Stock.  The Company shall take all actions necessary to provide that each share of restricted or performance stock granted under the Company Option Plans shall become fully vested and free of restrictions no later than the consummation of the Merger and that any holder of a restricted or performance stock grant may elect to authorize the Company to retain a number of shares of Company Common Stock from such grant having an aggregate value (based upon the Merger Price per share) equal to any withholding taxes applicable to the vesting of such grant, in lieu of the payment of such amount in cash.

                  2.02 ....Exchange of Certificates

                  . (a) Payment Agent. At the Closing, Parent shall cause the Surviving Corporation to deposit with a bank or trust company designated before the Closing Date by Parent and reasonably acceptable to the Company (the "Payment Agent"), a cash amount equal to the aggregate Merger Price to which holders of shares of Company Common Stock shall be entitled upon consummation of the Merger, to be held for the benefit of and distributed to such holders in accordance with this Section. The Payment Agent shall agree to hold such funds (such funds, together with earnings thereon, being referred to herein as the "Payment Fund") for delivery as contemplated by this Section, and upon such additional terms as may be agreed upon by the Payment Agent, the Company and Parent. If for any reason (including losses) the Payment Fund is inadequate to pay the cash amounts to which holders of shares of Company Common Stock shall be entitled, Parent and the Surviving Corporation shall in any event be liable, and Parent and the Surviving Corporation shall make available to the Payment Agent additional funds, for the payment thereof. The Payment Fund shall not be used for any purpose except as expressly provided in this Agreement.

                  (b)......Exchange    Procedures.   As   soon   as   reasonably
practicable after the Effective Time, the Surviving Corporation shall cause the Payment Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") whose shares are converted pursuant to
Section 2.01(c) into the right to receive the Merger Price (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Payment Agent and shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Price. Upon surrender of a Certificate for cancellation to the Payment Agent, together with such letter of transmittal duly executed and completed in accordance with its terms, the holder of such Certificate shall be entitled to receive in exchange therefor payment of the dollar amount representing the Merger Price per share of Company Common Stock represented thereby, subject to any applicable withholding tax, which such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be canceled. In no event shall the holder of any Certificate be entitled to receive interest on any funds to be received in the Merger, including any interest accrued in respect of the Payment Fund. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, the Merger Price may be issued to a transferee if the Certificate representing such Company Common Stock is presented to the Payment Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. The Surviving Corporation shall pay all fees and expenses of the Payment Agent in connection with the distribution of the Merger Price. Until surrendered as contemplated by this Section 2.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Price per share of Company Common Stock represented thereby as contemplated by this Article II, together with the dividends, if any, which may have been declared by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement and which remained unpaid at the Effective Time.

                  (c)......No  Further Ownership Rights in Company Common Stock.
All cash paid upon the surrender for exchange of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock represented thereby, subject, however, to the Surviving Corporation's obligation to pay any dividends which may have been declared by the Company on such shares of Company Common
Stock in accordance with the terms of this Agreement and which remained unpaid at the Effective Time. Other than with respect to transfers of Dissenting Shares, from and after the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates (other than Certificates representing Dissenting Shares) are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section.

                  (d)......Termination  of  Payment  Fund.  Any  portion  of the
Payment Fund which remains undistributed to the shareholders of the Company for one (1) year after the Effective Time shall be delivered to the Surviving
Corporation, upon demand, and any shareholders of the Company (other than holders of Dissenting Shares) who have not theretofore complied with this
Article II shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) as general creditors for payment of their claim for the Merger Price per share. Neither Parent nor the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for cash representing the Merger Price delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  (e)......Withholding  Rights.  Parent  shall  be  entitled  to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent.


                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  The Company represents and warrants to Parent and Sub as follows:

                  3.01.....Organization and Qualification

                  . Each of the Company and its Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties, except for such failures to be so incorporated, existing and in good standing or to have such power and authority which, individually or in the aggregate, are not having and could not be reasonably expected to have a Company Material Adverse Effect (as defined in Section 9.11). Each of the Company and its Subsidiaries is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing which, individually or in the aggregate, are not having and could not be reasonably expected to have a Company Material Adverse Effect. Section 3.01 of the letter dated the date hereof and delivered to Parent and Sub by the Company concurrently with the execution and delivery of this Agreement (the "Company Disclosure Letter") sets forth (i) the name and jurisdiction of incorporation of each Subsidiary of the Company, (ii) its authorized capital stock, (iii) the number of its issued and outstanding shares of capital stock and (iv) the record owners of such shares. Except for interests in the Subsidiaries of the Company and as disclosed in Section 3.01 of the Company Disclosure Letter, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity (other than non-controlling investments in the ordinary course of business). The Company has previously delivered or made available to Parent correct and complete copies of the articles of incorporation and bylaws (or other comparable charter documents) of the Company and its Subsidiaries.

                  3.02.....Capital Stock

                  . (a) The authorized capital stock of the Company consists solely of 50,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, no par value ("Company Preferred Stock"), none of which Company Preferred Stock is issued and outstanding. As of May 21, 1999, 13,401,680 shares of Company Common Stock were issued and outstanding, no shares were held in the treasury of the Company, and the only shares reserved for issuance as of such date consisted of 796,947 shares which were reserved or held for issuance under the Company's Equity Incentive Plan, 9,525 shares which were reserved or held for issuance under the Company's Non-Employee Director Stock Plan, 528,516 shares which were reserved or held for issuance under the Texas-New Mexico Power Company Thrift Plan for Employees (such Plans, the "Company Option Plans"), and 939,526 shares which were reserved or held for issuance under the Company's Direct Stock Purchase Plan. Since such date, except as set forth in Section 3.02 of the Company Disclosure Letter, as of the date of this Agreement, there has been no change in the number of issued and outstanding shares of Company Common Stock or shares of Company Common Stock held in treasury or reserved for issuance. All of the issued and outstanding shares of Company Common Stock are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable. Except pursuant to this Agreement and the Amended and Restated Rights Agreement dated as of August 11, 1998, as amended, by and between the Company and The Bank of New York, as Rights Agent (the "Company Rights Agreement"), pursuant to which the Company has issued rights (the "Company Rights") to purchase shares of Company Common Stock, and except as set forth in Section 3.02 of the Company Disclosure Letter (which includes, without limitation, a list of all currently outstanding awards under the Company Option Plans or under any other plan, program or arrangement providing for the issuance or grant by the Company or any of its Subsidiaries of any interest in respect of the capital stock of the Company or any of its Subsidiaries), as of the date of this Agreement, there are no outstanding subscriptions, options, warrants, rights (including "phantom" stock rights), preemptive rights or other contracts, commitments, understandings or arrangements, including any right of conversion or exchange under any outstanding security, instrument or agreement (together, "Options"), obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of the Company or to grant, extend or enter into any Option with respect thereto.

                  (b)......Except  as  disclosed  in Section 3.02 of the Company
Disclosure Letter, all of the outstanding shares of capital stock of each Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable and are owned, beneficially and of record, by the Company or a Subsidiary wholly owned, directly or indirectly, by the Company, free and clear of any liens, claims, mortgages, encumbrances, pledges, security interests, and charges of any kind (each a "Lien"). Except as disclosed in Section 3.02 of the Company Disclosure Letter, there are no (i) outstanding Options obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of any Subsidiary of the Company or to grant, extend or enter into any such Option or (ii) voting trusts, proxies or other commitments, understandings, restrictions or arrangements in favor of any person other than the Company or a Subsidiary wholly owned, directly or indirectly, by the Company with respect to the voting of or the right to participate in dividends or other earnings on any capital stock of any Subsidiary of the Company.

                  (c)......Except  as  disclosed  in Section 3.02 of the Company
Disclosure Letter, there are no outstanding contractual obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of any Subsidiary of the Company or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company or any other person, other than in the ordinary course of business consistent with past practice.

                  (d)......Section 3.02(d) of the Company Disclosure Letter sets forth a true and complete statement of the maximum contractual borrowing limit, if any, under all loan agreements (including indentures) providing for credit to the Company or any of its Subsidiaries in excess of $10 million and a true and complete statement of the total indebtedness of the Company and each of its Subsidiaries outstanding on May 21, 1999 under such agreements.

                  3.03.....Authority Relative to this Agreement

                  . The Company has the requisite corporate power and authority to enter into this Agreement and, subject to obtaining the Company Shareholders' Approval (as defined in Section 6.03), to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company, the Board of Directors of the Company has recommended adoption of the plan of merger contemplated hereby (the "Plan of Merger") by the shareholders of the Company and directed that the Plan of Merger be submitted to the shareholders of the Company for their consideration, and no other corporate proceedings on the part of the Company or its shareholders are necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, other than obtaining the Company Shareholders' Approval. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and Sub, this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  3.04.....Non-Contravention; Approvals and Consents

                  . (a) Except as disclosed in Section 3.04 of the Company Disclosure Letter, the execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations hereunder and the consummation by it of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of (i) the articles of incorporation or bylaws (or other comparable charter documents) of the Company or any of its Subsidiaries, or (ii), subject to the obtaining of the Company Shareholders' Approval and the taking of the actions described in paragraph (b) of this Section, (x) any legislative or regulatory enactment, statute, ordinance, law or regulation (together, "laws") existing on the date of this Agreement, or any judgment, decree, order, writ, permit or license (together, "orders"), of any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision (a "Governmental or Regulatory Authority") applicable to the Company or any of its Subsidiaries or any of their respective assets or properties, or (y) any note, bond, mortgage, security agreement, indenture, license, franchise, permit, concession, contract, lease or other instrument, obligation, rate, rate schedule, tariff; utility service agreement or like document filed with or approved by any Governmental or Regulatory Authority, or agreement of any kind (together, "Contracts") to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, terminations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, could not be reasonably expected to have a Company Material Adverse Effect, or a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement.

                  (b)......Except (i) for the filing of a premerger notification report by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), (ii) for the filing of the Proxy Statement (as defined in Section 3.09) with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), (iii) for the filing of the Articles of Merger and other appropriate merger documents required by the TBCA with the Secretary of State and appropriate documents with the relevant authorities of other states in which the Constituent Corporations are qualified to do business and the issuance of the Certificate of Merger by the Secretary of State, (iv) for (x) the approval of the Public Utility Commission of Texas ("PUCT") under Texas law, to the extent required by the Texas Public Utility Regulatory Act and for (y) the approval of the New Mexico Public Regulation Commission ("NMPRC") under New Mexico law, to the extent required by the New Mexico Public Utility Act, (v) for the filing of an application under Section 203 and any directly related section of or regulation under, the Federal Power Act (the "Power Act") for the sale or disposition of jurisdictional facilities of the Company, or an order under the Power Act disclaiming jurisdiction over this merger, and (vi) as disclosed in
Section 3.04 of the Company Disclosure Letter, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any law or order of any Governmental or Regulatory Authority or any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation by it of the transactions contemplated hereby, other than such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, could not be reasonably expected to have a Company Material Adverse Effect or a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement.

                  3.05.....SEC Reports and Financial Statements

                  . (a) The Company delivered or made available to Parent prior to the execution of this Agreement a true and complete copy of each form, report, schedule, registration statement, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) filed by the Company or any of its Subsidiaries with the SEC since December 31, 1995 (as such documents have since the time of their filing been amended or supplemented, the "Company SEC Reports"), which are all the documents (other than preliminary material) that the Company and its Subsidiaries were required to file with the SEC since such date. As of their respective dates, the Company SEC Reports (i) complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Company SEC Reports (the "Company Financial Statements") complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present in accordance with generally accepted accounting principles (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments (which, for periods subsequent to December 31, 1998, are not expected to reflect a Company Material Adverse Effect)) the consolidated financial position of the Company and its consolidated subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended. Except as set forth in Section 3.05 of the Company Disclosure Letter, each Subsidiary of the Company is treated as a consolidated subsidiary of the Company in the Company Financial Statements for all periods covered thereby.

                  (b)......All  material  filings  required  to be  made  by the
Company or any of its Subsidiaries since December 31, 1995, under the Power Act and applicable state laws and regulations, have been filed with the Federal Energy Regulatory Commission (the "FERC"), the Department of Energy (the "DOE") or any appropriate state Governmental or Regulatory Authorities (including, without limitation, the Public Utility Commission of Texas and the New Mexico Public Regulatory Commission), as the case may be, including all material written forms, statements, reports, agreements and all material documents, exhibits, amendments and supplements appertaining thereto, including but not limited to all material rates, tariffs, franchises, service agreements and related documents; and all such filings complied, as of their respective dates, in all material respects with all applicable requirements of the appropriate statute and the rules and regulations thereunder.

                  3.06.....Absence of Certain Changes or Events

                  . Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, (a) since December 31, 1998, there has not been any change, event or development having, or that could be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, and
(b) except as disclosed in Section 3.06 of the Company Disclosure Letter, between such date and the date hereof (i) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice and (ii) neither the Company nor any of its Subsidiaries has taken any action which, if taken after the date hereof, would constitute a breach of any provision of clause (ii) of Section 5.01(b).

                  3.07.....Absence of Undisclosed Liabilities

                  . Except for matters reflected or reserved against in the balance sheet as of December 31, 1998 included in the Company Financial Statements, as disclosed in Section 3.07 of the Company Disclosure Letter, or as disclosed in the Company SEC Reports filed since such date, neither the Company nor any of its Subsidiaries had at such date, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of the Company and its consolidated Subsidiaries (including the notes thereto), except liabilities or obligations (i) which were incurred in the ordinary course of business consistent with past practice or, (ii) which have not been, and could not be reasonably expected to be, individually or in the aggregate, to have a Company Material Adverse Effect.

                  3.08.....Legal Proceedings

                  . Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or in Section 3.08 of the Company Disclosure Letter, (i) there are no actions, suits, arbitrations or proceedings pending or, to the knowledge of the Company, threatened against, relating to or affecting, nor to the knowledge of the Company are there any Governmental or Regulatory Authority investigations, reviews or audits pending or threatened against, relating to or affecting, the Company or any of its Subsidiaries or any of their respective assets and properties which, individually or in the aggregate, could be reasonably expected to have a Company Material Adverse Effect or a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement, (ii) there have not been any significant developments since December 31, 1998 with respect to any actions, suits, arbitrations, proceedings, investigations, reviews or audits disclosed in the Company SEC Reports filed prior to the date of this Agreement or in Section 3.08 of the Company Disclosure Letter, and (iii) neither the Company nor any of its Subsidiaries is subject to any order of or any investigation, rate suspension or other proceeding by or before any Governmental or Regulatory Authority which individually or in the aggregate, is having or could be reasonably expected to have a Company Material Adverse Effect or a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement.

                  3.09.....Information Supplied

                  . The proxy statement relating to the Company Shareholders' Meeting (as defined in Section 6.03), as amended or supplemented from time to time (as so amended and supplemented, the "Proxy Statement"), and any other documents to be filed by the Company with the SEC or any other Governmental or Regulatory Authority in connection with the Merger and the other transactions contemplated hereby will not, on the date of its filing or, in the case of the Proxy Statement, at the date it is mailed to shareholders of the Company and at the date of the Company Shareholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to information supplied in writing by or on behalf of Parent or Sub expressly for inclusion therein and information incorporated by reference therein from documents filed by Parent or any of its Subsidiaries with the SEC. The Proxy Statement and any such other documents filed by the Company with the SEC under the Exchange Act in connection with the Merger and the other transactions contemplated hereby will comply as to form in all material respects with the requirements of the Exchange Act. Neither the information supplied or to be supplied by or on behalf of the Company and its Subsidiaries for inclusion, nor the information incorporated by reference from documents filed by the Company or any of its Subsidiaries with the SEC, in any of the Offering Materials (as defined in Section 6.02(b)) will as of the date of such Offering Materials and on the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                  3.10.....Permits; Compliance with Laws and Orders

                  . (a) The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of, and have made all required rate, tariff and other filings with all Governmental and Regulatory Authorities necessary for the lawful conduct of their respective businesses as currently conducted (the "Company Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which, individually or in the aggregate, are not having and could not be reasonably expected to have a Company Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except failures so to comply which individually or in the aggregate, are not having and could not be reasonably expected to have a Company Material Adverse Effect.

                  (b)......Except  as disclosed in the Company SEC Reports filed prior to the date of this Agreement, the Company and its Subsidiaries are not in violation of or default under any law or order of any Governmental or Regulatory Authority, except for such violations or defaults which individually or in the aggregate, are not having and could not be reasonably expected to have a Company Material Adverse Effect.

                  3.11.....Compliance with Agreements; Certain Agreements

                  . (a) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in breach or violation of, or in default in the performance or observance of any term or provision of, and no event has occurred which, with notice or lapse of time or both, could be reasonably expected to result in a default under, (i) the articles of incorporation or bylaws (or other comparable charter documents) of the Company or any of its Subsidiaries or (ii) any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound, except in the case of clause (ii) for breaches, violations and defaults which individually or in the aggregate, are not having and could not be reasonably expected to have a Company Material Adverse Effect.

                  (b)......Except  as  disclosed  in Section 3.11 of the Company
Disclosure Letter or in the Company SEC Reports filed prior to the date of this Agreement or as provided for in this Agreement, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to any oral or written (i) consulting agreement that (A) involves the annual payment or potential payment, pursuant to the terms of any such consulting agreement by the Company of more than $100,000 individually or $1,000,000 in the aggregate and (B) is not terminable on thirty (30) days' or less notice, (ii) Contracts with any person containing any provision or covenant prohibiting or materially limiting the ability of the Company to engage in any business activity or compete with any person or prohibiting or materially limiting the ability of any person to compete with the Company, (iii) partnership, joint venture, shareholders' or other similar Contracts with any person, (iv) Contracts relating to the future disposition or acquisition of any assets of the Company with a value of more than $100,000 individually or $1,000,000 in the aggregate, or (v) other Contracts (other than Company Employee Benefit Plans) that (A) involve the payment or potential payment, pursuant to the terms of any such Contract, by or to the Company of more than $100,000 annually and (B) cannot be terminated within thirty (30) days after giving notice of termination without resulting in any material cost or penalty to the Company.

                  3.12  Taxes.

 For purposes of this Agreement, "Taxes" (including, with correlative meaning, the word "Tax") shall include any and all federal, state, county, local, foreign or other taxes, charges, imposts, rates, fees, levies or other assessments imposed by any Governmental or Regulatory Authority, including, without limitation, all net income, alternative minimum, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance, withholding or other taxes, fees, assessments or other similar charges of any kind whatsoever, together with any interest and penalties (civil or criminal) on or additions to any such taxes. Except as specifically identified in Section 3.12 of the Company Disclosure Letter:

                  (a) Filing of Timely Tax Returns. The Company and each of its Subsidiaries have timely filed (or there has been timely filed on their behalf) all material Tax returns and reports required to be filed by or on behalf of each of them under applicable law. All such Tax returns and reports were and are in all material respects true, complete and correct. Neither the Company nor any of its Subsidiaries has requested any extension of time within which to file any Tax return or report, which Tax return or report has not since been timely filed.

                  (b) Payment of Taxes. The Company and each of the Company's Subsidiaries has, paid all Taxes that are shown as due in all Tax returns and reports.

                  (c) Tax Reserves. The accrual for Taxes on the most recent Company financial statements contained in the Company SEC Reports reflects an adequate reserve for all Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

                  (d) Tax Liens. There are no Liens for Taxes upon the assets, properties or business of the Company or any of its Subsidiaries except Liens for Taxes not yet due or being contested in good faith through appropriate proceedings and for which adequate reserves have been established in the most recent financial statements of the Company contained in the Company SEC Reports.

                  (e) Waivers of Statute of Limitations. Neither the Company nor any of its Subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax returns or reports.

                  (f) Expiration of Statute of Limitations. The statutes of limitations for the assessment of all Taxes with respect to all material Tax returns or reports of the Company and its Subsidiaries for all Tax periods have expired. Prior to the date of this Agreement, the Company has provided Parent with written schedules of (i) the Tax years of the Company and each of its Subsidiaries for which any statute of limitation with respect to any Tax has not expired and (ii) with respect to any franchise Tax and any Tax based on net income, gross receipts or gross income, for all Tax years of the Company and each of its Subsidiaries for which the statutes of limitations have not yet expired, those years for which examinations by a Governmental or Regulatory Authority have been completed, those years for which examinations by a Governmental or Regulatory Authority are presently being conducted, and those years for which examinations by a Governmental or Regulatory Authority have not yet been initiated. To the knowledge the Company, no deficiency for any Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries that has not been resolved and, at the amount so resolved, paid in full.

                  (g) Audit, Administrative and Court Proceedings. No audits or other proceedings by any Governmental or Regulatory Authority are presently pending, or, to the knowledge of the Company or any of its Subsidiaries, threatened, with regard to any Taxes or tax returns or reports of the Company or any of its Subsidiaries.

                  (h) Powers of Attorney. Each power of attorney currently in force that has been granted by the Company or any of its Subsidiaries concerning any Tax matter is disclosed in Section 3.12(h) of the Company Disclosure Letter.

                  (i) Tax Rulings. Neither the Company nor any of its Subsidiaries has received or requested a Tax ruling or entered into a closing agreement with any Governmental or Regulatory Authority that would have effect after the Closing Date.

                  (j) Availability of Tax Returns. The Company has made available to Parent complete and accurate copies of (i) all Tax returns or reports for open years, and any amendments thereto, filed by or on behalf of the Company or any of its Subsidiaries, (ii) all audit reports or written proposed adjustments (whether formal or informal) received from any Governmental or Regulatory Authority relating to any Tax return or report filed by or on behalf of the Company or any of its Subsidiaries and (iii) any Tax ruling or request for a Tax ruling applicable to the Company or any of its Subsidiaries and closing agreements entered into by the Company or any of its Subsidiaries.

                  (k) Tax Sharing Agreements. Neither the Company nor any of its Subsidiaries is a party to, is bound by, or has any obligation under, any agreement relating to the allocation or sharing of Taxes or has any liability for the Taxes of any person other than the Company or its Subsidiaries, as a transferee, or successor or otherwise (including, without limitation, any liability under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign law).

                  (l) Code Section 341(f). Neither the Company nor any of its Subsidiaries has filed a consent pursuant to Code Section 341(f) or has agreed to have Code Section 341(f)(2) apply to any disposition of a subsection (f) asset (as that term is defined in Code Section 341(f)(4)) owned by the Company or any of its Subsidiaries.

                  (m) Code Section 168. No property of the Company or any of its Subsidiaries is property that the Company or any of its Subsidiaries or any party to this transaction is or will be required to treat as being owned by another person pursuant to the provisions of Code Section 168(f)(8) (as in effect prior to its amendment by the Tax Reform Act of 1986) or is "tax exempt use property" within the meaning of Code Section 168(h).

                  (n) Code Section 280G. Neither the Company nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that under Code Section 280G will not be deductible.

                  (o) Code Section 6662. Each of the Company and its Subsidiaries has disclosed on its federal income Tax returns each position taken therein that could give rise to a substantial understatement of United States federal income Tax within the meaning of Code Section 6662.

                  (p) Code Section 481 Adjustments. Neither the Company nor any of its Subsidiaries is required to include in income for any Tax period ending after the date hereof any adjustment pursuant to Code Section 481(a) by reason of a voluntary change in accounting method of the Company or any of its Subsidiaries, nor has the IRS proposed any such adjustment or change in accounting method.

                  (q) Acquisition Indebtedness. No indebtedness of the Company or any of its Subsidiaries is "corporate acquisition indebtedness" within the meaning of Code Section 279(b) or an "applicable high yield discount obligation" within the meaning of Code Section 163(i).

                  (r) Consolidated Tax Returns. Neither the Company nor any of the Company Subsidiaries has ever been a member of an affiliated group of corporations (within the meaning of Code Section 1504(a)) filing consolidated Tax returns, other than the affiliated group of which the Company is the common parent.

                  (s) 5% Foreign Stockholders. The Company is not a "United States real property holding corporation" within the meaning of Code Section 897(c)(2) and based on any Schedule 13D and 13G filings with the SEC with respect to the Company and any other relevant information within the Company's knowledge, no foreign person has owned 5% or more of the outstanding shares of the Company Common Stock at any time during the five year period ending on the Closing Date.

                  3.13.....Employee Benefit Plans; ERISA

                  . (a) Except as described in the Company SEC Reports filed prior to the date of this Agreement or as would not have a Company Material Adverse Effect, (i) all Company Employee Benefit Plans (as defined below) are in compliance with all applicable requirements of law, including without limitation ERISA (as defined below) and the Code, (ii) neither the Company nor any of its Subsidiaries has any liabilities or obligations, other than for payment of benefits in accordance with their respective terms, with respect to any such Company Employee Benefit Plans, whether accrued, contingent or otherwise, nor to the knowledge of the Company are any such liabilities or obligations expected to be incurred, and (iii) each Company Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code is qualified under that Section, and, if applicable, each such Plan also complies with the requirements of Section 401(k) of the Code. Except as specifically disclosed in Section 3.13 of the Company Disclosure Letter, the execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Benefit Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee. The only management, employment, deferred compensation, consulting, termination, change-in-control, severance, or similar agreements or policies applicable to the Company or any of its Subsidiaries are the agreements and policies specifically referred to in Section 3.13 of the Company Disclosure Letter. Except as disclosed in Section 3.13 of the Company Disclosure Letter, no compensation award, benefit or payment, and no acceleration of the exercisability or vesting of any such award, benefit or payment, provided under the terms of any Company Employee Benefit Plan will be disallowed as a deduction to the Company, any Subsidiary of the Company or the Parent under Sections 280G or 162(m) of the Code.

                  (b)......As used herein:

                  (i) "Company Employee Benefit Plan" means any Plan entered into, established, maintained, sponsored, contributed to or required to be contributed to by the Company or any of its Subsidiaries for the benefit of the current or former employees or directors of the Company or any of its Subsidiaries and existing on the date of this Agreement or at any time subsequent thereto and on or prior to the Effective Time and, in the case of a Plan which is subject to Part 3 of Title I of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder ("ERISA"), Section 412 of the Code or Title IV of ERISA, at any time during the five-year period preceding the date of this Agreement;

                  (ii) "Plan" means any employment, bonus, incentive compensation, deferred compensation, pension, profit sharing, savings, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, accident, disability, workmen's compensation or other insurance, severance, separation, termination, change of control or other benefit plan, agreement, practice, policy, program or arrangement of any kind, whether written or oral, including, but not limited to any "employee benefit plan" within the meaning of Section 3(3) of ERISA; and

                  (iii) "ERISA Affiliate" means any person, who is under common control with the Company within the meaning of Section 414 of the Code.

                  (c)......Complete   and  correct   copies  of  the   following
documents have been made available to Parent,  as of the date of this Agreement:
(i) all material Company Employee Benefit Plans and any related trust agreements or related insurance contracts and pro forma option agreements, (ii) the most current summary plan descriptions of each Company Employee Benefit Plan subject to the requirement to give a summary plan description under ERISA, (iii) the most recent Form 5500 and Schedules thereto for each Company Employee Benefit Plan subject to such reporting, (iv) the most recent determination of the Internal Revenue Service with respect to the qualified status of each Company
Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code, (v) the most recent accountings with respect to each Company Employee Benefit Plan funded through a trust, and (vi) the most recent actuarial report of the qualified actuary of each Company Employee Benefit Plan with respect to which actuarial valuations are conducted.

                  (d)......Except  as disclosed in the Company SEC Reports filed prior to the date of this Agreement or Section 3.13 of the Company Disclosure Letter, neither the Company nor any Subsidiary of the Company maintains or is obligated to provide material benefits under any life, medical or health Plan (other than as an incidental benefit under a Plan qualified under Section 401(a) of the Code) which provides benefits to retirees or other terminated employees other than benefit continuations rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

                  (e)......Except  as disclosed in the Company SEC Reports filed prior to the date of this Agreement or Section 3.13 of the Company Disclosure Letter, neither the Company, any Subsidiary of the Company any ERISA Affiliate nor any other corporation or organization controlled by or under common control with any of the foregoing within the meaning of Section 4001 of ERISA has any material liability resulting from contribution or withdrawal from a "multiemployer plan", as that term is defined in Section 4001 of ERISA. With respect to each "multiemployer plan", as defined above, in which the Company, any Subsidiary of the Company or any ERISA Affiliate participates or has participated, (i) neither the Company, any Subsidiary of the Company nor any ERISA Affiliate has incurred or would reasonably be expected to incur, any material withdrawal liability, (ii) neither the Company, any Subsidiary of the Company nor any ERISA Affiliate has received any notice in the past five years that (A) any such plan is being reorganized in a manner that will result, or would reasonably be expected to result, in material liability, or (B) increased contributions of a material amount may be required to avoid a reduction in plan benefits or the imposition of an excise tax, or (C) any such plan is, or would reasonably be expected to become, insolvent, and (iii) to the knowledge of the Company, there are no PBGC (as defined below) proceedings against any such Plan.

                  (f)......Except  as disclosed in the Company SEC Reports filed prior to the date of this Agreement or Section 3.13 of the Company Disclosure Letter, to the knowledge of the Company, no event has occurred, and there exists no condition or set of circumstances in connection with any Company Employee Benefit Plan, under which the Company or any Subsidiary of the Company, directly or indirectly (through any indemnification agreement or otherwise), could reasonably be expected to be subject to material liability under Section 409 of ERISA, Section 502(i) of ERISA, Title IV of ERISA or Section 4975 of the Code.

                  (g)......No  transaction  contemplated  by this Agreement will result in any material liability to the Pension Benefit Guaranty Corporation ("PBGC") under Section 302(c)(11), 4062, 4063, 4064 or 4069 of ERISA, or
otherwise, with respect to the Company, any Subsidiary of the Company, Parent or any corporation or organization controlled by or under common control with any of the foregoing within the meaning of Section 4001 of ERISA, and, to the knowledge of the Company, no event or condition exists or has existed which would reasonably be expected to result in any material liability to the PBGC with respect to Parent, the Company, any Subsidiary of the Company or any such corporation or organization. Except as set forth in Section 3.13 of the Company Disclosure Letter, no "reportable event" within the meaning of Section 4043 of ERISA has occurred with respect to any Company Employee Benefit Plan that is subject to Part 3 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA (a "Defined Benefit Plan") other than "reportable events" as to which the requirement of notice to the PBGC within thirty days has been waived, and other than reportable events that are not reasonably likely to result in material liability. Except as set forth in Section 3.13 of the Company Disclosure Letter, no Defined Benefit Plan has incurred any accumulated funding deficiency whether or not waived.

                  (h)......Except  as set forth in Section  3.13 of the  Company
Disclosure Letter, no employer securities, employer real property or other employer property is included in the assets of any Company Employee Benefit Plan.

                  (i)......No  stock  appreciation  rights are outstanding under the Company Option Plans or any other plan or arrangement maintained by the Company or any affiliate of the Company.

                  (j)......There  are no pending or  threatened  claims by or on behalf of any Company Employee Benefit Plan, by any Person covered thereby, or otherwise, which allege violations on the part of the Company, any Subsidiary or any fiduciary of any such Company Employee Benefit Plan reasonably expected to result in a material liability to the Company, any Subsidiary or Parent.

                  (k)......The  fair market  value of the assets of each Defined
Benefit Plan, as determined as of the last day of the plan year of such plan which coincides with or first precedes the date of this Agreement, was not less than the present value of the projected benefit obligations under such plan at such date as established on the basis of reasonable actuarial assumptions applicable under such Defined Benefit Plan used by the Company in preparing its financial statements at such date and, to the knowledge of the Company, there have been no material changes in such values since such date.

                  (l)......Termination  Benefits.  Section  3.13 of the  Company
Disclosure Letter contains a schedule showing the Company's good faith estimate of the present value as of December 31, 1998 of the monetary amounts that could become payable (including tax indemnification payments in respect of income and/or excise taxes), and identifying the in-kind benefits that could become due, as a result of the consummation of the Merger under the Specified Compensation and Benefit Programs (as defined herein) for each of the Company or any of its Subsidiaries and each officer or other employee of the Company, Texas-New Mexico Power Company ("TNMP") or any other Subsidiary of the Company individually. For purposes hereof, "Specified Compensation and Benefit Programs" shall include all employment agreements, change in control agreements, severance or special termination agreements, severance plans, pension, retirement or deferred compensation plans for non-employee directors, supplemental executive retirement programs, tax indemnification agreements, outplacement programs, cash bonus programs, stock appreciation rights, phantom stock or stock unit plans, and health, life, disability and other insurance or welfare plans or other arrangements, but shall not include any tax-qualified pension, profit-sharing or employee stock ownership plan or any Company Option Plan. For purposes of preparing the Disclosure Letter, the present value of the benefits payable under the Specified Compensation and Benefit Programs shall be determined as follows:
(i) it shall be assumed that a change of control of the Company occurs on December 31, 1998 and that each person entitled to benefits under the Specified Compensation and Benefit Programs is discharged as of December 31, 1998; (ii) it shall be assumed that all compensation levels remain constant; (iii) it shall be assumed that the present value of any payment or benefit which would be due and payable before December 31, 1998 is equal to the amount of such payment or the cost of such benefit; (iv) the present value of any payment or benefit that would be due and payable after December 31, 1998 shall be computed using the interest rate specified by the applicable plan for purposes of valuing lump sum payments or if no rate is specified, an assumed interest rate of 6% per annum, compounded annually; and (v) that all accrued benefits under all tax-qualified plans are 100% vested. The entire present value of the benefits payable under the Specified Compensation and Benefit Programs is set forth on Section 3.13 of the Company Disclosure Letter, which specifies the portion thereof that has been accrued as a liability on the financial statements of the Company as of February 28, 1999.

                  3.14.....Labor Matters

                  . (a) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or in Section 3.14(a) of the Company Disclosure Letter there are no material controversies pending or, to the knowledge of the Company, threatened between the Company or any of its Subsidiaries and any representatives of its employees, and, to the knowledge of the Company, there are no material organizational efforts presently being made involving any of the now unorganized employees of the Company or any of its Subsidiaries. Since December 31, 1995, there has been no work stoppage, strike or other concerted action by employees of the Company or any of its Subsidiaries except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

                  (b)......Except as disclosed in Section 3.14(b) of the Company
Disclosure Letter,

                  (i) no current or former employee has made, or has threatened to make, any claim against the Company or any of its Subsidiaries or filed any complaint or charge with the U.S. Equal Employment Opportunity Commission, any state or local fair employment agency, any federal, state or local Department of Labor, any federal, state or local governmental agency or unit responsible for enforcing any laws, rules or regulations enacted for the protection of employees or any other Governmental or Regulatory Authority or any agency or organization providing an alternative dispute resolution mechanism for disputes or claims of current or former employees.

                  (ii) the Company is not aware of any state of facts, or the occurrence of any event, relating to the employment practices of the Company or any of its Subsidiaries or any act or omission by any officer, director or employee of the Company or any of its Subsidiaries that might reasonably be anticipated to result in any liability of, or the imposition of a penalty or lien on, or any claim against, the Company or any of its Subsidiaries or any of their respective assets or properties.

                  3.15.....Environmental Matters

                  . Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or in Section 3.15 of the Company Disclosure Letter and except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

                  (a) (i)  Each  of  the  Company  and  its Subsidiaries  is  in
         compliance   with  all  applicable  Environmental  Laws (as hereinafter defined); and

                  (ii) Neither the Company nor any of its Subsidiaries has received any written communication from any person or Governmental or Regulatory Authority that alleges that the Company or any of its Subsidiaries is not in such compliance with applicable Environmental Laws.

                  (b)......Each of the Company and its Subsidiaries has obtained all permits and other governmental authorizations (collectively, the "Environmental Permits") necessary under applicable Environmental Laws for the construction of its facilities and the conduct of its operations, as applicable, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and the Company and its Subsidiaries are in compliance with all terms and conditions of the Environmental Permits.

                  (c)......There is no Environmental Claim (as hereinafter
defined) pending:

                  (i)......against the Company or any of its Subsidiaries;

                  (ii) to the knowledge of the Company, against any person or entity whose liability for any such Environmental Claim the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law; or

                  (iii) against any real or personal property or operations which the Company or any of its Subsidiaries owns, leases or manages, in whole or in part.

                  (d)......To the knowledge of the Company,  there have not been any Releases (as hereinafter defined) of any Hazardous Material (as hereinafter defined) that would be reasonably likely to form the basis of any material Environmental Claim against the Company or any of its Subsidiaries, or against any person whose liability for any Environmental Claim the Company or any of its Subsidiaries has or may have been retained or assumed by contract, other agreement or by operation of law.

                  (e)......To the knowledge of the Company,  with respect to any predecessor of the Company or any of its Subsidiaries, there is no Environmental Claim pending or threatened in writing, and there has been no Release of Hazardous Materials in each case that would be reasonably likely to form the basis of any Environmental Claim.

                  (f)......The  Company  has  disclosed  to Parent all  material facts of which it is aware and reasonably believes are likely to form the basis of a Environmental Claim against the Company or any of its Subsidiaries arising from (x) current environmental remediation or mining reclamation costs of the Company, its Subsidiaries or such remediation or reclamation costs known to be required in the future under any applicable Environmental Law, or (y) any other obligation of the Company or its Subsidiaries under any applicable Environmental Law.

                  (g) Neither the Company nor any of its Subsidiaries have entered into any agreements with any person requiring the Company or any of its Subsidiaries to indemnify, reimburse or provide contribution to such other person for any matter related to Environmental Laws, Hazardous Materials or the environment, except for such matters that have been fully resolved and for which the Company or any of its Subsidiaries has no further monetary or non-monetary obligation.

                  (h)......As used in this Section 3.15:

                  (i) "Environmental  Claims" means any and all  administrative, regulatory or judicial actions, suits, demand letters, directives, claims, liens, investigations or written notices alleging liability under or violation of any applicable Environmental Law by any person or entity (including any Governmental or Regulatory Authority) including, without limitation, claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials;

                  (ii) "Environmental Laws" means all current Federal, state and local laws, rules and regulations relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment including, without limitation, laws and regulations relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the generation, use, treatment, storage, disposal, transport or handling of Hazardous Materials;

                  (iii) "Hazardous Materials" means any petroleum or petroleum products, radioactive materials, asbestos, polychlorinated biphenyls, and any other chemical, material, substance or waste, regulated under any applicable Environmental Law; and

                  (iv) "Release" means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal or leaching or migration into the environment.

                  3.16.....Regulation as a Utility

                  . The Company is exempt from all provisions (other than Section 9(a)(2)) of the requirements of the Public Utility Holding Company Act of 1935, as amended (the "PUHCA"), pursuant to the provisions of Section 3(a)(1) in accordance with Rule 2 of the SEC under the PUHCA. Section 3.16(a) of the Company Disclosure Letter sets forth a list of each Subsidiary of the Company which either (i) is a "public utility company", a "gas utility company" or an "electric utility company" under the PUHCA, (ii) qualifies as an exempt wholesale generator under the PUHCA or as a "qualifying facility" under the Public Utility Regulatory Policies Act of 1978, (iii) is a "public utility" under the Power Act or (iv) is a "public utility" or is franchised to provide any utility services under any applicable state law.

                  3.17.....Insurance

                  .  Except  as  set  forth  in  Section  3.17  of  the  Company
Disclosure Letter, each of the Company and its Subsidiaries is, and has been continuously since January 1, 1996, insured with financially responsible insurers in such amounts and against such risks and losses as are customary in all material respects for companies conducting the business conducted by the Company and its Subsidiaries during such time period. Except as set forth in
Section 3.17 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy of the Company or any of its Subsidiaries. The material insurance policies of the Company and each of its Subsidiaries are valid and enforceable policies and will remain in effect following the Merger.

                  3.18     Intellectual Property Rights.

                    The Company and its Subsidiaries have all necessary right, title and interest in, or a valid and binding license to use, all Intellectual Property (as defined below) individually or in the aggregate material to the conduct of the businesses of the Company and its Subsidiaries taken as a whole. Except as set forth in Section 3.18 of the Company Disclosure Letter, neither the Company nor any Subsidiary of the Company is in default (or with the giving of notice or lapse of time or both, would be in default) under any license to use such Intellectual Property, to the Company's knowledge such Intellectual Property is not being infringed by any third party, and neither the Company nor any Subsidiary of the Company is infringing any Intellectual Property of any third party, except for such defaults and infringements which, individually or in the aggregate, are not having and could not be reasonably expected to have a Company Material Adverse Effect. For purposes of this Agreement, "Intellectual Property" means patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, copyrights and copyright rights and other proprietary intellectual property rights and all pending applications for and registrations of any of the foregoing.

                  3.19.....Vote Required

                  . Assuming the accuracy of the representation and warranty contained in Section 4.06, the affirmative vote of the holders of record of at least two-thirds of the outstanding shares of Company Common Stock with respect to the adoption of the Plan of Merger is the only vote of the holders of any class or series of the capital stock of the Company required to adopt the Plan of Merger and approve the other transactions contemplated hereby.

                  3.20.....Opinion of Financial Advisor

                  . The Company has received the opinion of Warburg Dillon Read LLC, dated the date hereof, to the effect that, as of the date hereof, the Merger Price to be received in the Merger by the shareholders of the Company is fair from a financial point of view to the shareholders of the Company, and a true and complete copy of such opinion has been delivered to Parent at or prior to the execution of this Agreement.

                  3.21.....Company Rights Agreement

                  . As of the date hereof and after giving effect to the execution and delivery of this Agreement, each Company Right is represented by the certificate representing the associated share of Company Common Stock and is not exercisable or transferable apart from the associated share of Company Common Stock, and the Company has (i) taken all necessary actions so that the execution and delivery of this Agreement and the consummation of the transactions contemplated (which transactions shall not be deemed to include any transaction other than the Merger, as may be amended from time to time, pursuant to which Parent, Sub or any Equity Investor (as defined in Section 4.07(a)), or any of them acting as a group for purposes of Rule 13-d under the Exchange Act, purchases or otherwise acquires beneficial ownership of 10% or more of any voting securities of the Company (the "Excluded Transactions")) hereby will not result in a "Distribution Date", a "Triggering Event" or a "Stock Acquisition Date" (as defined in the Company Rights Agreement) and (ii) amended the Company Rights Agreement to render it inapplicable to this Agreement and the transactions contemplated by this Agreement (which transactions shall not be deemed to include any Excluded Transaction).

                  3.22.....Article IX of the Company's Articles of Incorporation
and Article 13 of the TBCA Not Applicable

                  . The Company has taken all necessary actions so that neither the provisions of Article IX of the Company's articles of incorporation nor the provisions of Article 13 of the TBCA will, before the termination of this Agreement, apply to this Agreement, the Merger or the other transactions contemplated hereby (which transactions shall not be deemed to include any Excluded Transaction).

                  3.23.....Year 2000

                  . The Company and its Subsidiaries have put into effect reasonable and customary practices and programs (which include communications with third party vendors and service providers on whom it relies to determine whether such parties have put into effect practices and programs which will enable their material software, hardware and equipment (including microprocessors) to be Year 2000 Compliant (as defined below)) designed to enable all material software, hardware and equipment (including microprocessors) that are owned or utilized by the Company or any of its Subsidiaries in the operations of its or their respective business to be capable, by December 31, 1999, of accounting for all calculations using a century and date sensitive algorithm for the year 2000 and the fact that the year 2000 is a leap year and to otherwise continue to function without any material interruption caused by the occurrence of the year 2000 (such capabilities are herein referred to as being "Year 2000 Compliant"). Except as set forth in Section 3.23 of the Company Disclosure Letter, the Company has received from its material third party vendors and service providers on whom it relies a statement to the effect that such parties have put into effect practices and programs designed to enable their material software, hardware and equipment (including microprocessors) to be Year 2000 Compliant.


                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

                  Parent and Sub represent and warrant to the Company as follows:

                  4.01.....Organization and Qualification

                  . Parent is duly formed, validly existing and in good standing under the laws of its jurisdiction of formation and has full power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties, except for such failures to be so formed, existing and in good standing or to have such power and authority which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole. Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties, except for such failures to be so incorporated, existing and in good standing or to have such power and authority which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole. Each of Parent and Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated hereby. Parent has previously delivered or made available to the Company correct and complete copies of the certificate of formation of Parent and of the articles of incorporation and bylaws of Sub. Parent has no subsidiaries other than Sub.

                  4.02.....Authority Relative to this Agreement

                  . Each of Parent and Sub has the requisite partnership or corporate, as applicable, power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Sub and the consummation by each of Parent and Sub of the transactions contemplated hereby have been duly and validly approved by all necessary partnership or corporate action, as applicable, and by Parent in its capacity as the sole shareholder of Sub, and no other proceedings on the part of Parent or Sub or Sub's shareholders are necessary to authorize the execution, delivery and performance of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby. Notwithstanding the foregoing, further action may be necessary to authorize the issuance of shares of Sub Preferred Stock pursuant to the Preferred Stock Commitment Letters (as defined in Section 4.07) and to authorize the definitive agreements and documents relating to the Sub Preferred Stock (the "Definitive Preferred Stock Agreements") and the Definitive Debt Financing Agreements (as defined in Section 6.14(a)) and the transactions contemplated thereby and any such necessary action shall be taken prior to the Closing. This Agreement has been duly and validly executed and delivered by each of Parent and Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes a legal, valid and binding obligation of each of Parent and Sub enforceable against each of Parent and Sub in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  4.03.....Non-Contravention; Approvals and Consents

                  . (a) The execution and delivery of this Agreement by each of Parent and Sub do not, and the performance by each of Parent and Sub of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien (other than Liens contemplated by the Commitment Letters) upon any of the assets or properties of Parent or any of Parent's Subsidiaries under, any of the terms, conditions or provisions of (i) the certificate of formation of Parent or the certificates or articles of incorporation or bylaws (or other comparable charter documents) of any of Parent's Subsidiaries, or (ii) subject to the taking of the actions described in paragraph (b) of this Section,
(x) any laws existing on the date hereof or orders of any Governmental or Regulatory Authority applicable to Parent or any of Parent's Subsidiaries or any of their respective assets or properties, or (y) any Contracts to which Parent or any of Parent's Subsidiaries is a party or by which Parent or any of Parent's Subsidiaries or any of their respective assets or properties is bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, terminations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on the ability of Parent and Sub to consummate the transactions contemplated by this Agreement.

                  (b)......Except (i) for the filing of a premerger notification report by the ultimate parent(s) of Parent under the HSR Act, (ii) for the filing of the Articles of Merger and other appropriate merger documents required by the TBCA with the Secretary of State and appropriate documents with the relevant authorities of other states in which the Constituent Corporations are qualified to do business and the issuance of the Certificate of Merger by the Secretary of State, (iii) for (x) the approval of the PUCT under Texas law, to the extent required by the Texas Public Utility Regulatory Act and for (y) the approval of the NMPRC under New Mexico law, to the extent required by the New Mexico Public Utility Act, (iv) for the filing of an application under Section 203 and any directly related section of, or regulation under, the Power Act for the sale or disposition of jurisdictional facilities of the Company or for waiver of Power Act jurisdiction over this transaction, and (v) as disclosed in
Section 4.03 of the letter dated the date hereof and delivered to the Company by Parent and Sub concurrently with the execution and delivery of this Agreement (the "Parent Disclosure Letter"), no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any law or order of any Governmental or Regulatory Authority or any Contract to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets or properties is bound for the execution and delivery of this Agreement by each of Parent and Sub, the performance by each of Parent and Sub of its obligations hereunder or the consummation of the transactions contemplated hereby, other than such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on the ability of Parent and Sub to consummate the transactions contemplated by this Agreement.

                  4.04.....Legal Proceedings

                  . There are no actions, suits, arbitrations or proceedings pending or, to the knowledge of Parent or Sub, threatened against, relating to or affecting, nor to the knowledge of Parent or Sub are there any Governmental or Regulatory Authority investigations or audits pending or threatened against, relating to or affecting, Parent or any of its Subsidiaries or any of their respective assets and properties which, individually or in the aggregate, could be reasonably expected to have a material adverse effect on the ability of Parent and Sub to consummate the transactions contemplated by this Agreement, and neither Parent nor any of its Subsidiaries is subject to any order of any Governmental or Regulatory Authority which, individually or in the aggregate, could be reasonably expected to have a material adverse effect on the ability of Parent and Sub to consummate the transactions contemplated by this Agreement.

                  4.05.....Information Supplied

                  . Neither the information supplied or to be supplied by or on behalf of Parent or Sub for inclusion, nor the information incorporated by reference from documents filed by Parent or any of Parent's Subsidiaries with the SEC, in the Proxy Statement or any other documents to be filed by Parent, Sub or the Company with the SEC or any other Governmental or Regulatory Authority in connection with the Merger and the other transactions contemplated hereby will on the date of its filing or, in the case of the Proxy Statement, at the date it is mailed to shareholders of the Company and at the date of the Company Shareholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. All such documents filed by Parent or Sub with the SEC under the Exchange Act in connection with the Merger and the other transactions contemplated hereby will comply as to form in all material respects with the requirements of the Exchange Act.

                  4.06.....Ownership of Company Common Stock

                  . As of the date hereof, none of Parent or any of Parent's Subsidiaries or other affiliates, either individually or as part of a group for purposes of Rule 13-d under the Exchange Act, beneficially owns any shares of Company Common Stock, except for such shares held in the ordinary course of business by any affiliate of Parent which do not, in the aggregate, equal or exceed ten percent 10% or more of the outstanding shares of Company Common Stock.

                  4.07.....Financing

 . (a) Parent has, on or prior to the date hereof, entered into subscription agreements (the "Partnership Subscription Agreements") dated the date hereof pursuant to which the subscribers thereunder (the "Partnership Investors") have agreed, subject to the terms and conditions contained in the Partnership Subscription Agreements and no other conditions, to provide an aggregate of $100 million to Parent in cash for partnership interests in Parent. Sub has, on or prior to the date hereof, entered into one or more commitment letters (the "Preferred Stock Commitment Letters") dated the date hereof pursuant to which the proposed purchasers thereunder (the "Preferred Stock Investors"; and, together with the Partnership Investors, the "Equity Investors") have agreed, subject to the terms and conditions contained in the Preferred Stock Commitment Letters and no other conditions, to provide an aggregate of up to $100 million of funds to Sub in cash for shares of preferred stock of Sub, which shares of preferred stock will contain terms substantially the same as those set forth on Exhibit A to the Preferred Stock Commitment Letters (as such terms may be amended in accordance with the terms of the Preferred Stock Commitment Letters and Section 6.14 hereof prior to the Effective Time). The financing to be provided to Parent and Sub pursuant to the Partnership Subscription Agreements and the Preferred Stock Commitment Letters is sometimes referred to herein as the "Equity Financing." Parent and Sub have, on or prior to the date hereof, entered into a commitment letter (the "Subordinated Debt Commitment Letter"), with CIBC World Markets Corp. and The Chase Manhattan Bank (the "Subordinated Lenders") pursuant to which the Subordinated Lenders have committed, subject to the conditions contained in the Subordinated Debt Commitment Letter and no other conditions, to provide an aggregate of up to $275 million to Sub in cash as a
senior   subordinated   increasing   rate  bridge  loan  to  Sub,  which  senior
subordinated increasing rate bridge loan will contain terms substantially the same as those set forth on Exhibit A to the Subordinated Debt Commitment Letter (as such terms may be amended in accordance with the terms thereof and Section
6.14 hereof prior to the Effective Time) (the "Subordinated Debt Financing"). Sub has, on or prior to the date hereof, entered into a commitment letter (the
"Senior  Debt   Commitment   Letter"),   and,   together  with  the  Partnership
Subscription  Agreements,   the  Preferred  Stock  Commitment  Letters  and  the
Subordinated Debt Commitment Letter (the "Consideration Commitment Letters"), with CIBC World Markets Corp., Canadian Imperial Bank of Commerce, The Chase Manhattan Bank and Chase Securities, Inc. pursuant to which the Canadian Imperial Bank of Commerce and The Chase Manhattan Bank (the "Senior Lenders") have committed, subject to the conditions contained in the Senior Debt Commitment Letter and no other conditions, to provide an aggregate of up to $165 million to Sub in cash as a senior secured credit facility to Sub, which senior secured credit facility will contain terms substantially the same as those set forth on Exhibit A to the Senior Debt Commitment Letter (as such terms may be amended in accordance with the terms thereof and Section 6.14 hereof prior to the Effective Time) (the "Senior Debt Financing"). The aggregate cash amount
committed  to  be  provided  under  the  Consideration   Commitment  Letters  is
sufficient to pay the aggregate Merger Price per share and the aggregate Option Amounts and to make all other necessary payments of fees and expenses required to be paid by Parent and Sub in connection with the transactions contemplated by this Agreement. Sub has, on or prior to the date hereof, entered into a commitment letter (the "Backstop Commitment Letter" and, together with the Consideration Commitment Letters, the "Commitment Letters") with CIBC World Markets Corp., Canadian Imperial Bank of Commerce, The Chase Manhattan Bank and Chase Securities, Inc. pursuant to which Canadian Imperial Bank of Commerce and The Chase Manhattan Bank (the "Backstop Lenders") have committed, subject to the conditions contained in the Backstop Commitment Letter and no other conditions, to provide up to $428 million in cash of senior debt financing to TNMP after the Effective Time to refinance certain outstanding indebtedness of TNMP and its Subsidiaries which may become due and payable as a result of the Merger, which senior debt financing will contain terms substantially the same as those set forth on Exhibit A of the Backstop Commitment Letter (as such terms may be amended in accordance with the terms thereof and Section 6.14 hereof prior to
the  Effective  Time)  (the  "Backstop   Financing"   and,   together  with  the
Subordinated   Debt  Financing  and  the  Senior  Debt   Financing,   the  "Debt
Financing").

                  (b)......Parent  has previously provided the Company with true and complete copies of (i) each Commitment Letter entered into on or prior to the date hereof, (ii) the form of partnership agreement of the Parent, (iii) the form of articles of incorporation of Sub, (iv) the partnership agreement and all other organization and formation documents of the general partner of the Parent (the "General Partner"), (v) the limited liability company regulations and all other organization and formation documents of the general partner of the General Partner and (vi) the form of each other agreement to which Sub, Parent or the General Partner, on the one hand, and any Financing Party, an affiliate of a Financing Party or any other person, on the other hand, to be entered into on the date hereof and relating to any equity interest of Sub, Parent or the General Partner (the documents and agreements referred to in clauses (ii) through (v) are referred to herein as "Equity Documents and Agreements").

                  4.08.....Capitalization of Sub

                  . The authorized capital stock of Sub consists of (i) 1,000,000 shares of common stock, no par value per share, 100 of which shares, as of the date of this Agreement, are validly issued and outstanding, fully paid and nonassessable and are owned by Parent free and clear of all Liens and (ii) 1,000,000 shares of preferred stock, no par value, none of which is issued and outstanding.

                  4.09.....Fraudulent Conveyance

                  . Assuming the accuracy of the representations and warranties made by the Company in this Agreement, neither Parent nor Sub has any reason to believe that the financing to be provided to Parent and Sub to consummate the Merger will cause (i) the fair salable value of the Surviving Corporation's assets to be less than the total amount of its existing liabilities, (ii) the fair salable value of the assets of the Surviving Corporation to be less than the amount that will be required to pay its probable liabilities on its existing debts as they mature, (iii) the Surviving Corporation not to be able to meet its obligations as they mature or become due as the result of the Merger or (iv) the Surviving Corporation to have an unreasonably small capital with which to engage in its business.


                                    ARTICLE V

                            COVENANTS OF THE COMPANY
                  5.01.....Covenants of the Company

                  . At all times from and after the date hereof until the Effective Time, the Company covenants and agrees as to itself and its Subsidiaries that (except as set forth in Section 5.01 of the Company Disclosure Letter, expressly contemplated or permitted by this Agreement, or to the extent that Parent shall otherwise previously consent in writing):

                  (a)......Ordinary  Course;  No  Breach.  The  Company  and its
Subsidiaries shall (i) conduct their respective businesses only in, and neither the Company nor any such Subsidiary shall take any action except in, the ordinary course consistent with past practice and (ii) use all commercially reasonable efforts to comply with the provisions of this Agreement and provide for the truthfulness of its representations on and as of the Closing Date.

                  (b)......Certain  Restricted  Actions.  Without  limiting  the generality of paragraph (a) of this Section, (i) the Company and its Subsidiaries shall use all commercially reasonable efforts to preserve intact in all material respects their present business organizations and reputation, to keep available the services of their key officers and employees, to maintain their assets and properties in good working order and condition, ordinary wear and tear excepted, to maintain insurance on their tangible assets and businesses in such amounts and against such risks and losses as are currently in effect, to preserve their relationships with Governmental and Regulatory Authorities, customers and suppliers and others having significant business dealings with them and to comply in all material respects with all laws and orders of all Governmental or Regulatory Authorities applicable to them; provided that no action by the Company or its Subsidiaries, with respect to matters specifically addressed by any provision of Section 5.01(b)(ii) shall be deemed a breach of
Section 5.01(b)(i) unless such action would constitute a breach of one or more of such provisions of Section 5.01(b)(ii); and (ii) without the prior written consent of Parent, which consent shall not be unreasonably withheld, the Company shall not, nor shall it permit any of its Subsidiaries to:

                  (A)......amend   or   propose   to  amend  its   articles   of
incorporation or, except to the extent required by law, bylaws (or other comparable corporate charter documents);

                  (B)......(w)  declare,  set aside or pay any  dividends  on or make other distributions in respect of any of its capital stock, except that the Company may continue the declaration and payment of regular quarterly cash dividends on Company Common Stock, with usual record and payment dates for such dividends in accordance with past dividend practice, and except for the declaration and payment of dividends by a wholly-owned Subsidiary solely to its parent corporation, and dividends and distributions declared and paid by its Subsidiaries with respect to shares of preferred stock or similar obligations of the Company's Subsidiaries outstanding on the date hereof, (x) split, combine, reclassify or take similar action with respect to any of its capital stock or issue or authorize or propose the issuance of any other securities in respect to in lieu of or in substitution for shares of its capital stock, (y) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or (z) directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or any Option with respect thereto other than redemptions, repurchases and other acquisitions in the ordinary course of business consistent with past practice, including purchases, redemptions and other acquisitions (1) in connection with the administration of employee benefit, direct stock purchase and dividend reinvestment plans as in effect on the date hereof in the ordinary course of the operation of such plans and (2) required by the respective terms of any such security outstanding on the date hereof;

                  (C)......issue,  deliver or sell,  or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any Option with respect thereto (other than (x) the issuance of Company Common Stock granted under the Company's Nonemployee Director Stock Plan, outstanding on the date of this Agreement and in accordance with their present terms, (y) the issuance by a wholly-owned Subsidiary of its capital stock to its parent corporation, and (z) the issuance of Company Common Stock or Company Rights pursuant to the Company Rights Agreement in accordance with the terms thereof), or modify or amend any right of any holder of outstanding shares of capital stock or Options with respect thereto (except determinations with respect to the Company Rights in compliance with Section 5.03);

                  (D)......except  to the extent provided for in the most recent business plan and operating and capital budgets approved by the Company's Board of Directors (the "Company Budget"), acquire (by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets (other than inventory and other assets to be sold or used in the ordinary course of business consistent with past practice);

                  (E)......except as set forth in Section  5.01(b)(ii)(E) of the
Company Disclosure Letter and other than dispositions in the ordinary course of its business consistent with past practice of assets which are not, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole, sell, lease, grant any security interest in or otherwise dispose of or encumber any of its assets or properties, except to the extent provided for in the Company Budget;

                  (F)......except to the extent required by applicable law or to the extent provided for in the Company Budget, (x) permit any material change in
(A) any pricing, marketing, purchasing, investment, accounting (unless required by changes in generally accepted accounting principles after the date hereof), financial reporting, inventory, credit, allowance or tax practice or policy or
(B) any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or tax purposes or (y) make any material tax election or settle or compromise any material income tax liability with any Governmental or Regulatory Authority;

                  (G)......(x) except as set forth in Section  5.01(b)(ii)(G) of the Company Disclosure Letter or to the extent provided for in the Company Budget, incur (which shall not be deemed to include entering into credit agreements, lines of credit or similar arrangements until borrowings are made under such arrangements) any material indebtedness for borrowed money or guarantee any such indebtedness (net of any amounts of any such indebtedness discharged during such period), or (y) voluntarily purchase, cancel, prepay or otherwise provide for a complete or partial discharge in advance of a scheduled repayment date with respect to, or waive any right under, any material indebtedness for borrowed money, except to the extent consistent with past practice (1) drawings under credit lines existing at the date of this Agreement or renewals or replacements thereof and (2) obligations evidenced by debt securities issued by a Subsidiary of the Company for the purpose of financing investments or capital expenditures permitted under this Agreement or refinancing existing indebtedness or preferred stock obligations of such Subsidiary on terms no less favorable to such Subsidiary;

                  (H)......enter into or except as may be required by applicable law, adopt, amend in any material respect or terminate any Company Employee Benefit Plan, or other agreement, arrangement, plan or policy between the Company or one of its Subsidiaries and one or more of its directors, officers or employees, or, except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company and its Subsidiaries taken as a whole, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement in effect as of the date hereof;

                  (I)......enter into any Contract or, except as may be required by applicable law, amend or modify any existing Contract, or engage in any new transaction outside the ordinary course of business consistent with past practice or not on an arm's length basis, with any affiliate of the Company or any of its Subsidiaries;

                  (J)......willfully  take or fail to take any action that would or is reasonably likely to result (i) in a material breach of any provision of this Agreement, or (ii) in any of its representations and warranties set forth in this Agreement being untrue on and as of the Closing Date;

                  (K)......initiate any material actions, suits, arbitrations or proceedings other than in the ordinary course of business consistent with past practice;

                  (L)......take  any action that would be  reasonably  likely to jeopardize the qualification of any material amount of outstanding revenue bonds which qualify on the date hereof under Section 142(a) of the Code as "exempt facility bonds" or as tax-exempt industrial development bonds under Section 103(b)(4) of the Internal Revenue Code of 1954, as amended, prior to the enactment of the Tax Reform Act of 1986;

                  (M)......make  any capital  expenditures  or  commitments  for additions to plant, property or equipment constituting capital assets in excess of the Company Budget approved by the Board of Directors of the Company or any of its Subsidiaries, except as set forth in Section 5.01(b)(ii)(M) of the Company Disclosure Letter;

                  (N)......make any change in the lines of business in which it participates or is engaged;

                  (O)......except  as may be required by applicable  law, engage in any activities which would cause a change in its status, or that of its Subsidiaries under the PUHCA or under the Power Act, including any action or inaction that would cause the prior approval of the SEC under the PUHCA to be required for the consummation of the transactions contemplated hereby, or that would impair the ability of the Company or Parent or any Subsidiary of Parent to claim any exemption under the PUHCA or that would subject Parent or any Subsidiary of Parent to regulation under the PUHCA (other than Section 9(a)(2) or as an exempt holding company under the PUHCA) following the Merger;

                  (P)......except as may be required by applicable law, agree or consent to any material agreements or modifications of (i) material existing agreements with any Government or Regulatory Authority in respect of the operations of their businesses, or (ii) material rates, charges, service agreements or other like agreements filed with and subject to approval by any Governmental or Regulatory Authority, except where following discussion with the relevant authority such agreements or modifications are imposed upon the Company;

                  (Q)......except as set forth in Section 5.01(b)(ii)(Q) of the
Company Disclosure Letter or to the extent provided for in the Company Budget,

                  (i) commence construction of any additional generating, transmission or delivery capacity, or

                  (ii) obligate itself to purchase or otherwise acquire, or to sell or otherwise dispose of, or to share, any additional generating, transmission or delivery plants or facilities;

                  (R)......buy  or sell any energy futures or forward  contracts or energy transportation futures or forward contracts, or options on any of the foregoing; or

                  (S)......enter into any Contract, commitment or arrangement to do or engage in any of the foregoing.

                  (c) Advice of Changes. The Company shall confer on a regular and frequent basis with Parent with respect to its business and operations and other matters relevant to the Merger, and shall promptly advise Parent, orally and in writing, of any change or event having, or which, insofar as can be reasonably foreseen, could have, a material adverse effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated hereby; provided that the Company shall not be required to make any disclosure to the extent such disclosure would constitute a violation of any applicable law.

                  5.02.....No Solicitations

                  . Prior to the Effective Time, the Company agrees (a) that neither it nor any of its Subsidiaries or other affiliates shall, and it shall use its best efforts to cause their respective Representatives (as defined in
Section 9.11) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) with respect to a merger, consolidation or other business combination including the Company or any of its Subsidiaries or any acquisition or similar transaction (including, without limitation, a tender or exchange offer) involving the purchase of (i) all or any significant portion of the assets of the Company and its Subsidiaries taken as a whole, (ii) 10% or more of the outstanding shares of Company Common Stock or (iii) 10% of the outstanding shares of the capital stock of any Subsidiary of the Company (any such proposal or offer being hereinafter referred to as an "Alternative Proposal"), or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person or group relating to an Alternative Proposal (excluding the transactions contemplated by this Agreement), or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal;
(b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties with respect to any of the foregoing, and it will take the necessary steps to inform such parties of its obligations under this Section; and (c) that it will notify Parent immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it or any of such persons or groups; provided, however, that nothing contained in this Section 5.02 shall prohibit the Board of Directors of the Company from (i) furnishing information to (but only pursuant to a confidentiality agreement in customary form) or entering into discussions or negotiations with any person or group that makes an unsolicited bona fide Alternative Proposal, if, and only to the extent that prior to receipt of the Company Shareholder Approval, (A) the Board of Directors of the Company, based on advice from outside counsel, determines in good faith that such action is required for the Board of Directors to comply with its fiduciary duties to shareholders imposed by law, (B) the Board of Directors has reasonably concluded in good faith, after consultation with its financial advisor, that (1) if such Alternative Proposal contains cash consideration, the person or group making such Alternative Proposal will have adequate sources of financing to consummate such Alternative Proposal and (2) such Acquisition Proposal could reasonably lead to a transaction that is more favorable to the Company's shareholders than the Merger, (C) prior to furnishing such information to, or entering into discussions or negotiations with, such person or group, the Company provides written notice to Parent to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or group, which notice shall identify such person or group in reasonable detail, and (D) the Company keeps Parent reasonably informed of the status of any such discussions or negotiations; and (ii) to the extent required, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Alternative Proposal. Nothing in this Section 5.02 shall (x) permit the Company to terminate this Agreement (except as specifically provided in Article VIII), (y) permit the Company to enter into any agreement with respect to an Alternative Proposal for so long as this Agreement remains in effect (it being agreed that for so long as this Agreement remains in effect, the Company shall not enter into any agreement with any person or group that provides for, or in any way facilitates, an Alternative Proposal (other than a confidentiality agreement under the circumstances described above)), or (z) affect any other obligation of the Company under this Agreement.

                  5.03.....Company Rights Agreement

                  . Except to the extent required by applicable law or to the extent that the Board of Directors of the Company, based on advice from outside counsel, determines in good faith that such action is required for the Board of Directors to comply with its fiduciary duties to shareholders imposed by law, prior to the Effective Time, without the prior written consent of Parent, the Company will not take any action with respect to, or make any determination under, or amend the Company Rights Agreement, including a redemption of the Company Rights.

                  5.04.....Third Party Standstill Agreements

                  . During the period from the date of this Agreement through the Effective Time, neither the Company nor any of its Subsidiaries shall terminate, amend, modify or waive any material provision of any confidentiality or standstill agreement to which it is a party. During such period, the Company shall enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including, but not limited to, by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction.


                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

                  6.01.....Access to Information; Confidentiality

                  . The Company shall, and shall cause each of its Subsidiaries to, throughout the period from the date hereof to the Effective Time, (i) provide the Parent and, at Parent's request, its Representatives with full access to the Company's facilities, upon reasonable prior notice and during normal business hours, and to all officers, employees, agents and accountants of the Company and its Subsidiaries and their respective assets, properties, books and records, but only to the extent that such access does not unreasonably interfere with the business and operations of the Company and its Subsidiaries, and (ii) furnish promptly to such persons (x) a copy of each report, statement, schedule and other document filed or received by the Company or any of its Subsidiaries pursuant to the requirements of federal or state securities laws and each material report, statement, schedule and other document filed with any other Governmental or Regulatory Authority, and (y) all other information and data (including, without limitation, copies of Contracts, Company Employee Benefit Plans and other books and records) concerning the business and operations of the Company and its Subsidiaries as Parent or any of such other persons reasonably may request. No investigation pursuant to this paragraph or otherwise shall affect any representation or warranty contained in this Agreement or any condition to the obligations of the parties hereto. Any such information or material obtained pursuant to this Section 6.01 shall constitute "Confidential Information" (as such term is defined in the Confidentiality and Non-Disclosure Agreement dated as of December 4, 1998 between the Company and CIBC Oppenheimer Corp. (now CIBC World Markets Corp.), as amended (the "Confidentiality Agreement")) and Parent and Sub each hereby agree to be bound by the Confidentiality Agreement as if it were the Recipient (as defined in the Confidentiality Agreement).

                  6.02.....Preparation of Proxy Statement; Offering Materials

                  . (a) The Company shall prepare and file with the SEC the Proxy Statement as soon as reasonably practicable after the date hereof, and shall use its best efforts to have the Proxy Statement cleared by the SEC. If at any time prior to the Effective Time any event shall occur that should be set forth in an amendment of or a supplement to the Proxy Statement, the Company shall prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable. Parent, Sub and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information, and shall provide to Parent promptly copies of all correspondence between the Company or any representative of the Company and the SEC with respect to the Proxy Statement. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement and all responses to requests for additional information by and replies to comments of the SEC before their being filed with, or sent to, the SEC. Each of the Company, Parent and Sub agrees to use its best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement to be mailed to the holders of Company Common Stock entitled to vote at the Company Shareholders' Meeting at the earliest practicable time.

                  (b) The Company shall, and shall cause its Subsidiaries to, use all commercially reasonable efforts to cooperate with and assist Parent and Sub in preparing such information packages and offering materials as the Financing Parties may reasonably request (collectively, the "Offering Materials") for use in connection with the offering and/or syndications of partnership interests, preferred stock, debt securities and loan participations contemplated by the Commitment Letters, including, without limitation, making senior management and other representatives of the Company and its Subsidiaries available (at mutually agreeable times) to participate in meetings with prospective investors and providing such information and assistance as the Financing Parties may reasonably request in connection therewith.

                  6.03.....Approval of Shareholders

 . The Company shall, through its Board of Directors, duly call, give notice of, convene and hold a meeting of its shareholders (the "Company Shareholders' Meeting" for the purpose of voting on the Plan of Merger (the "Company Shareholders' Approval") as soon as reasonably practicable after the date hereof. Subject to the exercise of fiduciary obligations as advised by outside counsel (i) the Company shall, through its Board of Directors, include in the Proxy Statement the recommendation of the Board of Directors of the Company that the shareholders of the Company adopt the Plan of Merger, and (ii) the Company shall use its best efforts to obtain such adoption.

                  6.04.....Regulatory and Other Third Party Approvals

                  . Subject to the terms and conditions of this Agreement and without limiting the provisions of Sections 6.02 and 6.03, each of the Company, Parent, and Sub will proceed diligently and in good faith to, as promptly as practicable, (i) obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities or any other third parties required of Parent, Sub, the Company or any of their Subsidiaries to consummate the Merger and the other matters contemplated hereby, including obtaining the approval of the PUCT under Texas law, to the extent required by the Texas Public Utility Regulatory Act and the approval of the NMPRC under New Mexico law, to the extent required by the New Mexico Public Utility Act and complying with the filing and approval requirements of the FERC and the approvals set forth in Section 6.04 of the Company Disclosure Letter, and (ii) provide such other information and communications to such Governmental or Regulatory Authorities or other third parties as the other party or such Governmental or Regulatory Authorities or other third parties may reasonably request in connection therewith. In addition to and not in limitation of the foregoing, each of the parties will (x) take promptly all actions necessary to make the filings required of Parent, Sub, and the Company or their affiliates under the HSR Act, (y) comply at the earliest practicable date with any request for additional information received by such party or its affiliates from the Federal Trade Commission (the "FTC") or the Antitrust Division of the Department of Justice (the "Antitrust Division") pursuant to the HSR Act, and (z) cooperate with the other party in connection with such party's filings under the HSR Act and in connection with resolving any investigation or other inquiry concerning the Merger or the other matters contemplated by this Agreement commenced by either the FTC or the Antitrust Division or state attorneys general.

                  6.05.....Employee Benefit Plans

                  . (a) From and after the Effective Time, Parent shall cause the Company Employee Benefit Plans in effect at the date of this Agreement (other than the Company Option Plans) to remain in effect until the first anniversary of the Effective Time or, to the extent such Company Employee Benefit Plans (other than the Company Option Plans) are not continued, Parent will cause to be maintained until such date benefit plans which are no less favorable, in the aggregate, to the employees covered by such Company Employee Benefit Plans, provided, however, that nothing contained herein shall be construed as requiring Parent or the Surviving Corporation to continue any specific plan or to grant to any person any right to acquire any equity securities of Parent, the Surviving Corporation or any of their respective Subsidiaries, or as preventing Parent or the Surviving Corporation from (a) establishing and, if necessary, seeking shareholder approval to establish, any other benefit plans in respect of all or any of the employees covered by such Company Employee Benefit Plans or any other employees, or (b) amending such Company Employee Benefit Plans (or any replacement benefit plans therefor) where required by applicable law or where such amendment is with the consent of the affected employees. From and after the Effective Time, Parent shall honor, and shall cause its Subsidiaries to honor, in accordance with its express terms, each then existing employment, change of control, severance and termination agreement between the Company or any of its Subsidiaries, and any officer, director or employee of such company, including without limitation all legal and contractual obligations pursuant to outstanding restoration plans, severance plans, bonus deferral plans, vested and accrued benefits and similar employment and benefit arrangements, policies and agreements that have been disclosed to Parent as of the date hereof and other obligations, if any, entered into in accordance with Sections 5.0l(b)(ii)(C) and (H). The officers and directors of the Company and its Subsidiaries are intended beneficiaries of this Section 6.05.

                  (b)......Prior  to the Closing,  the Company shall,  and shall cause TNMP to, use its best efforts to enter into an employment agreement, substantially in the form provided by Parent to the Company prior to the date hereof (an "Employment Agreement"), with each individual listed in Section 6.05 of the Parent Disclosure Letter, which provides for the payment to each such individual of the amounts set forth opposite such individual's name therein.

                 6.06.....Directors' and Officers' Indemnification and Insurance

                  . (a) From and after the  Effective  Time and until the fourth anniversary of the Effective Time and for so long thereafter as any claim for indemnification asserted on or prior to such date has not been fully adjudicated, the Surviving Corporation shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the "Indemnified Parties") against (i) all losses, claims, damages, costs and expenses (including reasonable attorneys' fees), liabilities, judgments and settlement amounts that are paid or incurred in connection with any claim, action, suit, proceeding or investigation (whether civil, criminal, administrative or investigative and whether asserted or claimed prior to, at or after the Effective Time) that is based on, or arises out of, the fact that such Indemnified Party is or was a director or officer or agent of the Company or any of its Subsidiaries and relates to or arises out of any action or omission occurring at or prior to the Effective Time ("Indemnified Liabilities"), and
(ii) all Indemnified Liabilities based on, or arising out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the fullest extent a corporation is permitted under applicable law to indemnify its own directors or officers, as the case may be; provided that the Surviving Corporation shall not be liable for any settlement of any claim effected without its written consent. Without limiting the foregoing, in the event that any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising prior to or after the Effective Time), (w) the Surviving Corporation will pay expenses in advance of the final disposition of any such claim, action, suit, proceeding or investigation to each Indemnified Party to the full extent permitted by applicable law; provided that the person to whom expenses are advanced provides any undertaking required by applicable law to repay such advance if it is ultimately determined that such person is not entitled to indemnification; (x) the Indemnified Parties shall retain counsel reasonably satisfactory to the Surviving Corporation; (y) the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties (subject to the final sentence of this paragraph) promptly as statements therefor are received; and (z) the Surviving Corporation shall use all commercially reasonable efforts to assist in the defense of any such matter. Any Indemnified Party wishing to claim indemnification under this Section, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Surviving Corporation, but the failure so to notify the Surviving Corporation shall not relieve the Surviving Corporation from any liability which it may have under this paragraph except to the extent such failure materially prejudices the Surviving Corporation. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties in which case, the Indemnified Parties may retain more than one law firm.

                  (b)......Except  to the  extent  required  by law,  until  the fourth anniversary of the Effective Time, Parent will not take any action so as to amend, modify, limit or repeal the provisions for indemnification of Indemnified Parties contained in the certificates or articles of incorporation or bylaws (or other comparable charter documents) of the Surviving Corporation and its Subsidiaries (which as of the Effective Time shall be no more favorable to such individuals than those maintained by the Company and its Subsidiaries on the date hereof) in such a manner as would adversely affect the rights of any Indemnified Party to be indemnified by such corporations in respect of their serving in such capacities prior to the Effective Time.

                  (c)......For a period of four years after the Effective  Time,
Surviving Corporation shall cause to be maintained in effect policies of directors' and officers' liability insurance maintained by Company as of the date hereof; provided, that Surviving Corporation may substitute therefor policies of at least the same coverage containing terms that are no less advantageous with respect to matters occurring prior to the Effective Time to the extent such liability insurance can be maintained annually at a cost to Surviving Corporation not greater than 200 percent of the current annual premiums for such directors' and officers' liability insurance, which existing premium costs are set forth in Section 6.06(c) of the Company Disclosure Letter; provided, further, that if such insurance cannot be so maintained or obtained at such cost, Surviving Corporation shall maintain or obtain as much of such insurance as can be so maintained or obtained at a cost equal to 200 percent of the current annual premiums of Company for its directors' and officers' liability insurance.

                  (d)......The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and each party entitled to insurance coverage under paragraph (c) above, respectively, and his or her heirs and legal representatives, and shall be in addition to, and shall not impair, any other rights an Indemnified Party may have under the certificate or articles of incorporation or bylaws of the Surviving Corporation or any of its Subsidiaries, under the TBCA or otherwise.

                  6.07.....Expenses

                  . Except as set forth in Section 8.02, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense.

                  6.08.....Brokers or Finders

                  . Each of Parent and the Company represents, as to itself and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except Warburg Dillon Read LLC, whose fees and expenses will be paid by the Company in accordance with the Company's agreement with such firm (a true and complete copy of which has been delivered by the Company to Parent prior to the execution of this Agreement), and CIBC World Markets Corp., whose fees and expenses will be paid by Parent in accordance with Parent's agreement with such firm (a true and complete copy of which has been delivered by Parent to the Company prior to the execution of this Agreement), and each of Parent and the Company shall indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other such fee or commission or expenses related thereto asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliate.

                  6.09.....Takeover Statutes

                  . If any "fair price", " moratorium", "control stock acquisition" or other form of antitakeover statute or regulation shall become applicable to the Merger or the transactions contemplated hereby, (which transactions shall not be deemed to include any Excluded Transaction) the Company and the members of the Board of Directors of the Company shall grant such approvals and take such actions as are reasonably necessary so that the Merger or the transactions contemplated hereby (which transactions shall not be deemed to include any Excluded Transaction) may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the Merger or the transactions contemplated hereby (which transactions shall not be deemed to include any Excluded Transaction).

                  6.10.....Conveyance Taxes

                  . The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

                  6.11.....Gains Tax

                  . The Company shall pay, without deduction or withholding from any amount payable to the holders of Company Common Stock, any Tax on gains derived from real property transfers (the "Gains Tax"), real estate transfer Tax, real property transfer Tax and stock transfer Tax (the "Transfer Taxes") imposed by any State of the United States (and any penalties and interest with respect to such taxes), which become payable in connection with the transactions contemplated by this Agreement, on its own behalf or on behalf of the shareholders of the Company. The Company and Parent shall cooperate in the preparation, execution and filing of any required returns with respect to such taxes (including returns on behalf of the shareholders of the Company) and in the determination of the portion of the consideration allocable to real property of the Company and its Subsidiaries in any jurisdiction. The terms of the Proxy Statement shall provide that the shareholders of the Company shall be deemed to have agreed to be bound by the allocation established pursuant to this Section in the preparation of any return with respect to the Gains Tax and the Transfer Taxes and any similar taxes, if applicable.

                  6.12.....Conduct of Business of Parent and Sub

                  . Prior to the Effective Time, except as may be required by applicable law and subject to the other provisions of this Agreement, Parent shall, and cause Sub to, (a) perform its obligations under this Agreement in accordance with its terms, (b) not incur directly or indirectly any liabilities or obligations other than those incurred in connection with the Merger (including, without limitation, the Equity Financing and the Debt Financing),
(c) not engage directly or indirectly in any business or activities of any type or kind and not enter into any agreements or arrangements with any person, or be subject to or bound by any obligation or undertaking, which is not contemplated by this Agreement and (d) not create, grant or suffer to exist any Lien upon its properties or assets which would attach to any properties or assets of the Surviving Corporation after the Effective Time other than as contemplated by the Equity Financing, the Subordinated Debt Financing and the Senior Debt Financing.

                  6.13.....Rate Matters.

                    Neither Company nor any of its Subsidiaries shall initiate a general rate case in any jurisdiction in which it does business without first consulting with Parent and obtaining Parent's approval during the period commencing on the date hereof and ending on the Effective Date. During this same period, neither the Company nor any of its Subsidiaries shall propose, make or agree to make any changes in rates or charges, standards of service or accounting from those each has in effect on the date hereof without first consulting with and obtaining the approval of the Parent. Neither the Company, nor any of its Subsidiaries, shall effect any agreement, commitment, arrangement or consent, whether written or oral, formal or informal, with respect to any of the foregoing without first consulting with Parent and obtaining Parent's approval. Notwithstanding this Section 6.13, Company and its Subsidiaries shall be able (i) to initiate, file, and proceed to conclusion, the New Mexico general rate case required by Case No. 2718; (ii) to initiate, file, and proceed to conclusion any fuel reconciliation case required by the rules of the Governmental or Regulatory Authorities having jurisdiction over the Company or its Subsidiaries; and (iii) initiate, file, and proceed to conclusion any other proceeding required by the laws of any jurisdiction in which Company or its Subsidiaries does business, or the rules of any Governmental or Regulatory Authority having jurisdiction over the Company or its Subsidiaries; provided that prior to any filing pursuant to Section 6.13(i), (ii), or (iii), the Company or its Subsidiaries shall consult with, and give notice of such filing to, Parent.

                  6.14.....Financing.

  (a) Each of Parent and Sub agrees that it will not, without the prior consent of the Company (which consent shall not be unreasonably withheld), enter into any material amendment to, or modification or waiver of, any of the Commitment Letters, the Equity Documents and Agreements, Definitive Preferred Stock Agreements or the definitive agreements relating to the Debt Financing (the "Definitive Debt Financing Agreements") if such amendment, modification or waiver would (i) reduce the aggregate amount of funds committed under the Commitment Letters, (ii) add significant additional conditions to the consummation of the transactions contemplated by the Commitment Letters, the Equity Documents and Agreements or the Definitive Debt Financing Agreements or
(iii) have a significant adverse affect on or significantly delay the receipt of any of the Required Approvals (as defined in Section 7.01(e)) or the consummation of the Merger. Parent shall enforce, to the fullest extent permitted under applicable law, the provisions of the Commitment Letters and (after the same have been entered into) the Definitive Preferred Stock Agreements and the Definitive Debt Financing Agreements, including, but not limited to, obtaining injunctions to enforce specifically the terms and provisions thereof in any court having jurisdiction. Parent and Sub shall use their best efforts to fulfill all of their obligations under, cause all conditions to funding to be fulfilled under, and cause the funding to occur under the Commitment Letters, the Definitive Preferred Stock Agreements and the Definitive Debt Financing Agreements as promptly as reasonably practicable. Parent shall give the Company prompt written notice of (i) any material breach or threatened material breach by any party of the terms or provisions of the Commitment Letters, Equity Documents and Agreements, Definitive Preferred Stock Agreements or Definitive Debt Financing Agreements, (ii) any termination or threatened termination of any of the Commitment Letters, Equity Documents and Agreements, Definitive Preferred Stock Agreements or Definitive Debt Financing Agreements, or (iii) any exercise or threatened exercise of any "market out" or "material adverse change" condition under any of the Commitment Letters, Equity Documents and Agreements, Definitive Preferred Stock Agreements or Definitive Debt Financing Agreements. Prior to the expiration of any Commitment Letter relating to the Sub Preferred Stock, the Senior Debt Financing or the Subordinated Debt Financing, to the extent that Parent determines that it is reasonably likely that the Initial Termination Date will be extended pursuant to the provisions of Section 8.01(b)(i)(y), Parent shall use its best efforts to secure an extension of the expiration date of such Commitment Letter to the Extended Termination Date.

                  (b)......Parent's  and Sub's obligations under Section 6.14(a)
shall not be construed in any way as restricting the ability of Parent or Sub to modify or otherwise alter the terms, conditions or relative amounts of any debt or equity financing as long as such modification or alteration does not (i) reduce the aggregate amount of funds committed under the Commitment Letters entered into on or prior to the date hereof, (ii) add significant additional conditions to the funding contemplated by any Commitment Letter entered into on or prior to the date hereof, or (iii) have a significant adverse affect on or significantly delay the receipt of any of the Required Approvals (as defined in Section 7.01(e)) or the consummation of the Merger.

                  (c)......In  connection  with the negotiation and execution of the Definitive Debt Financing Agreements, the Company will, at the request of Parent, make the same representations and warranties to each Equity Investor, the Senior Lender, the Subordinated Lender and the Backstop Lender, as the case may be (the "Financing Parties") as are made by the Company to Parent in Article III hereof, and any others customarily requested by such Financing Parties, and shall deliver such other documents, instruments, certificates or opinions as are customary in financings of this type, and pledge, grant security interests in, and otherwise grant liens on its assets pursuant to such agreements, provided that no obligation of the Company under any such agreement, pledge, or grant shall be effective until the Effective Time.

                  (d)......The  obligations  contained  in this Section 6.14 are not intended, nor shall they be construed, to benefit or confer any rights upon any third party.

                  6.15.....Notice and Cure.

  Each of Parent, Sub, and the Company will notify the other of, and will use all best efforts to cure before the Closing, any event, transaction or circumstance, as soon as practical after it becomes known to such party, that causes or will cause any covenant or agreement of Parent, Sub, or the Company under this Agreement to be breached or that renders or will render untrue any representation or warranty of Parent or the Company contained in this Agreement. Each of Parent, Sub, and the Company also will notify the other in writing of, and will use all best efforts to cure, before the Closing, any violation or breach, as soon as practical after it becomes known to such party, of any representation, warranty, covenant or agreement made by Parent, Sub, or the Company. Each of Parent, Sub and the Company will promptly advise the others, orally and in writing, of any change or event, including any complaint, investigation or hearing by any Governmental or Regulatory Authority (or communication indicating the same may be contemplated) or the institution or threat of litigation having, or which, insofar as can be reasonably foreseen, could have a material adverse effect on the ability of any party hereto to consummate the transactions contemplated herein. No notice given pursuant to this Section shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.


                                   ARTICLE VII

                                   CONDITIONS

                  7.01.....Conditions to Each Party's Obligation to Effect the
Merger.

  The respective obligation of each party to effect the Merger is subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

                  (a)......Shareholder  Approval.  The Plan of Merger shall have been adopted by the requisite vote of the shareholders of the Company under the TBCA and the Company's articles of incorporation.

                  (b)......HSR  Act.  Any  waiting  period  (and  any  extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

                  (c)......No  Injunctions or Restraints.  No court of competent jurisdiction or other competent Governmental or Regulatory Authority shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal or otherwise restricting, preventing or prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

                  (d)......Power  Act The final  approval  of the FERC under the
Power Act with respect to the Merger and the transactions contemplated by this Agreement, or an order of the FERC disclaiming jurisdiction over this Merger, shall have been obtained.

                  (e)......Governmental  and  Regulatory  and Other Consents and
Approvals. Other than the filing provided for by Section 1.03, all consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority (including, without limitation, under the Texas Public Utility Regulatory Act, the New Mexico Public Utility Act, the Power Act and HSR
Act) or any other public or private third parties (the "Required Approvals") required of Parent, the Company or any of their respective Subsidiaries to consummate the Merger and the other matters contemplated hereby, the failure of which to be obtained or taken could be reasonably expected to have a material adverse effect on Parent and its Subsidiaries or the Surviving Corporation and its Subsidiaries, in each case taken as a whole, or on the ability of Parent and the Company to consummate the transactions contemplated hereby, shall have been obtained and become Final Orders (as defined below), and the Final Orders shall not, individually or in the aggregate, contain terms or conditions that would have, or would reasonably be expected to have a material adverse affect on the Surviving Corporation and its Subsidiaries, taken as a whole. A "Final Order" means an action by the relevant Governmental or Regulatory Authority that has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by applicable law before the transactions contemplated hereby may be consummated has expired or been terminated, and as to which all conditions to the consummation of such transactions prescribed by applicable law, regulation or order have been satisfied.

                  7.02.....Conditions to Obligation of Parent and Sub to Effect
the Merger.

  The obligation of Parent and Sub to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by Parent and Sub in their sole discretion):

                  (a)......Representations   and   Warranties.   Each   of   the
representations and warranties made by the Company in this Agreement that is qualified by materiality shall be true and correct, and each of such representations and warranties that is not so qualified shall be true and correct in all material respects, in each case, as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, except as affected by the transactions contemplated by this Agreement, and the Company shall have delivered to Parent a certificate, dated the Closing Date and executed in the name and on behalf of the Company by its Chairman of the Board, President or any Senior Vice President, to such effect.

                  (b)......Performance  of  Obligations.  The Company shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Company at or prior to the Closing, and the Company shall have delivered to Parent a certificate, dated the Closing Date and executed in the name and on behalf of the Company by its Chairman of the Board, President or any Senior Vice President, to such effect.

                  (c)......Material  Adverse  Effect.  Since  the  date  of this
Agreement, no Company Material Adverse Effect shall have occurred and there shall exist no facts or circumstances arising after the date hereof, which in the aggregate would, or insofar as reasonably can be foreseen, could, when taken together with any breaches or violations of any representations, warranties, covenants and agreements of the Company contained herein, result in a Company Material Adverse Effect.

                  (d)......Required   Approvals.   Parent  shall  be  reasonably
satisfied that, insofar as can be reasonably foreseen, no Final Order with respect to any Required Approval, and no change in or event relating to the order of the PUCT dated September 4, 1998, could reasonably result in any rate plan which would be significantly less favorable to the Surviving Corporation and its Subsidiaries than the Texas Transition Plan to Competition and the rate plans applicable to the Company and its Subsidiaries in the State of New Mexico on the date hereof.

                  (e)......Company  Rights Agreement. On or prior to the Closing
Date, the Company Rights shall not have become exercisable or transferable apart from the associated shares of Company Common Stock, no "Stock Acquisition Date", "Triggering Event" or "Distribution Date" (each as defined in the Company Rights Agreement) shall have occurred and the Company Rights shall not have become nonredeemable, in each case other than as a result of actions by Parent or any of its affiliates.

                  (f)......Financing.  All conditions to the availability of the financings contemplated by the Commitment Letters, Definitive Preferred Stock Agreements and the Definitive Debt Financing Agreements shall have been fulfilled or waived and all proceeds of such financings shall have been received by Parent and Sub; provided, that this condition shall not be applicable if the failure of Parent or Sub to receive the proceeds of such financing shall have been occasioned by action or the failure to take action by Parent or Sub which action or inaction also constitutes a breach of any material covenant, representation or warranty of such party hereunder.

                  (g) Additional Documents. The Company shall have delivered to Parent or Sub or its lenders such additional customary certificates, opinions of counsel and other documents as Parent's or Sub's lenders shall reasonably request.

                  (h)  .....Options;  Restricted Stock. All of the Options under the Company Option Plans shall have been validly cancelled and none shall remain outstanding and all of the shares of restricted stock under the Company Option Plans shall constitute fully vested, issued and outstanding shares no later than the Effective Time, and no holder of Company Options or any participant in the Company Option Plans or any other Plan shall have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any of their respective Subsidiaries.

                  (i) Dissenting Shares. Holders of not more than five percent (5%) of the outstanding shares of Company Common Stock shall have perfected such holder's right to dissent in accordance with the applicable provisions of the TBCA and shall not have withdrawn or lost such rights.

                  (j) Employment Agreements and Severance Agreements. The Company and/or TNMP, as the case may be, shall have entered into an Employment Agreement with each of the first four individuals listed in Section 7.02 of the Parent Disclosure Letter, and with not less than one-half of the individuals listed under the caption "Designated Employees" therein, and Parent shall be reasonably satisfied, as of the Closing Date, that the aggregate cash amounts that could become payable (including tax indemnification payments in respect of income and/or excise taxes) to the individuals listed in Section 7.02 of the Parent Disclosure Letter under the Specified Compensation and Benefit Programs of the Company as a result of this Agreement, the negotiation thereof or the consummation of the Merger shall not exceed $4,428,000.

                  (k) Proceedings. All proceedings to be taken on the part of the Company in connection with the Closing of the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Parent, and Parent shall have received copies of all such documents and other evidences as Parent may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

                  7.03.....Conditions to Obligation of the Company to Effect the
Merger.

  The obligation of the Company to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by the Company in its sole discretion):

                  (a)......Representations   and   Warranties.   Each   of   the
representations and warranties made by Parent and Sub in this Agreement that is qualified by materiality shall be true and correct, and each of such representations and warranties that is not so qualified shall be true and correct in all material respects, in each case, as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, except as affected by the transactions contemplated by this Agreement, and Parent and Sub shall each have delivered to the Company a certificate, dated the Closing Date and executed in the name and on behalf of Parent by any authorized officer and in the name and on behalf of Sub by its Chairman of the Board, President or any Vice President, to such effect.

                  (b)......Performance of Obligations. Parent and Sub shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Parent or Sub at or prior to the Closing, and Parent and Sub shall each have delivered to the Company a certificate, dated the Closing Date and executed in the name and on behalf of Parent by any authorized officer and in the name and on behalf of Sub by its Chairman of the Board, President or any Vice President, to such effect.

                  (c)......Proceedings.  All proceedings to be taken on the part of Parent and Sub in connection with the Closing of the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to the Company, and the Company shall have received copies of all such documents and other evidences as the Company may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.


                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

                  8.01.....Termination

 . This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time, whether prior to or after the Company Shareholders' Approval:

                  (a)......By  mutual  written  agreement of the parties  hereto duly authorized by action taken by or on behalf of their respective Boards of Directors;

                  (b)......By   either  the  Company  or  Parent  upon   written
notification to the non-terminating party by the terminating party:

                  (i) at any time after the date which is nine (9) months following the date of this Agreement (the "Initial Termination Date"); provided, however, that

                           (x) the right to terminate the  Agreement  under this
                  Section 8.01(b)(i) shall not be available to any party whose breach of any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; and

                           (y) if, on the Initial Termination Date, the conditions to the Closing set forth in Section 7.01(c), (d) or
                  (e) shall not have been fulfilled, but all other conditions to the Merger shall be fulfilled or shall be reasonably capable of being fulfilled within six months, then the Initial Termination Date shall be extended to the date which is six
                  (6) months from the Initial Termination Date (the "Extended Termination Date");

                  (ii) if the Company Shareholders' Approval shall not be obtained by reason of the failure to obtain the requisite vote upon a vote held at a meeting of such shareholders, or any adjournment thereof, called therefor;

                  (iii) if there has been a material breach of any representation, warranty, covenant or agreement on the part of the non-terminating party set forth in this Agreement, which breach is not curable or, if curable, has not been cured within thirty (30) days following receipt by the non-terminating party of notice of such breach from the terminating party;

                  (iv) if any court of competent jurisdiction or other competent Governmental or Regulatory Authority shall have issued an order making illegal or otherwise restricting, preventing or prohibiting the Merger and such order shall have become final and nonappealable; or

                  (v) if any occurrence or circumstance results in a failure to satisfy the conditions set forth in Section 7.01(e).

                  (c)......By  the  Company  if the  Board of  Directors  of the
Company determines in good faith, based on advice from outside counsel, that termination of the Agreement is required for the Board of Directors to comply with its fiduciary duties to shareholders imposed by law by reason of an unsolicited bona fide Alternative Proposal meeting the requirements of clauses
(A) and (B) of Section 5.02 having been made; provided that the Company shall have complied with the provisions of clauses (C) and (D) of Section 5.02 and shall notify Parent within two (2) business days of its intention to terminate this Agreement or enter into a definitive agreement with respect to such Alternative Proposal, but in no event shall such notice be given less than twenty-four (24) hours prior to the public announcement of the Company's termination of this Agreement; and provided, further that the Company's ability to terminate this Agreement pursuant to this paragraph, (c) is conditioned upon the prior payment by the Company to Parent of any amounts owed by it pursuant to
Section 8.02(b);

                  (d)......By  Parent  (i)  if the  Board  of  Directors  of the
Company (or any committee thereof) shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of this Agreement or the Plan of Merger or shall have recommended or taken no position with respect to an Alternative Proposal to the shareholders of the Company or shall resolve to take any of the foregoing actions, or (ii) if the Company shall amend, take any action with respect to or make any determination under the Company Rights Agreement which could reasonably be expected to be adverse to Parent, the Surviving Corporation or any of their respective Subsidiaries or on the ability of the Company, Parent or Sub to consummate the transactions contemplated hereby;

                  (e)......By  the  Company  if any of the  Commitment  Letters,
Definitive Preferred Stock Agreements or Definitive Debt Financing Agreements shall have been terminated at any time when Parent would not be entitled to terminate this Agreement pursuant to Section 8.01(b) or Section 8.01(d) and, within ten (10) business days after any such termination, such Commitment Letter, Definitive Preferred Stock Agreements or Definitive Debt Financing Agreement shall not have been replaced; or

                  (f) By Parent if any occurrence or circumstance results in a failure to satisfy the conditions set forth in Section 7.02(d).

                  8.02.....Effect of Termination.

  (a) If this Agreement is validly terminated by either the Company or Parent pursuant to Section 8.01, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of either the Company or Parent (or any of their respective Representatives or affiliates), except (i) that the provisions of Sections 6.01 (with respect to confidentiality), 6.07, 6.08, and 9.10 and this Section 8.02 will continue to apply following any such termination, (ii) that nothing contained herein shall relieve any party hereto from liability for willful breach of its representations, warranties, covenants or agreements contained in this Agreement, and (iii) as provided in paragraph
(b) below.

                  (b)......In the event that any person or group shall have made an Alternative Proposal and thereafter (i) this Agreement is terminated (x) by the Company pursuant to Section 8.01(c) or, (y) by Parent pursuant to Section 8.01(b)(iii) or Section 8.01(d), or (ii) this Agreement is terminated (x) by either party pursuant to (A) Section 8.01(b)(ii) and such Alternative Proposal is made known to the Company's shareholders generally or (B) Section 8.01(b)(iv) or Section 8.01(b)(v), (y) by Parent pursuant to Section 8.01(f) or (z) by the Company pursuant to Section 8.01(b)(i) and, in the case of this clause (ii) only, the Board of Directors of the Company recommends such Alternative Proposal, or a definitive agreement with respect to such Alternative Proposal is executed, within one year after such termination, then the Company shall pay to Parent, by wire transfer of same day funds, either on the date contemplated in
Section 8.01(c) if applicable, or otherwise, within two (2) business days after such amount becomes due, a termination fee of $20 million (the "Termination Fee"), plus an amount equal to $10 million, constituting reimbursement of expenses incurred or to be incurred by Parent and Sub in connection with this Agreement and the transactions contemplated hereby, without any requirement that Parent or Sub account for actual expenses (the "Expense Amount").

                  (c)......In the event that this Agreement is terminated (i) by either party (x) pursuant to Section 8.01(b)(i) if, on the Extended Termination Date, the conditions to the Closing set forth in Section 7.01(e) shall not have been fulfilled, but all other conditions to the Merger shall have been fulfilled (or waived), or (y) pursuant to Section 8.01(b)(ii), 8.01(b)(iv) or 8.01(b)(v), or (ii) by Parent pursuant to Section 8.01(b)(iii), Section 8.01(d) or Section 8.01(f), in any case, in circumstances in which the amounts set forth in clause
(b) above are not payable, the Company shall pay to Parent, by wire transfer of same day funds, within two (2) business days after such amount becomes due, an amount equal to the Expense Amount; provided, however, that with respect to any termination under this paragraph (c) pursuant to Section 8.01(b)(i), Section 8.01(b)(iv), Section 8.01(b)(v) or Section 8.01(f), the Expense Amount shall be reduced to an amount equal to $7 million; and provided further that if the amounts set forth in clause (b) above thereafter become payable pursuant to
Section 8.02(b), amounts paid to Parent and Sub under this Section 8.02(c) shall be credited against such amounts. Notwithstanding the foregoing, (i) if the failure to obtain any Required Approval is due solely to a lowering by Standard & Poor's Ratings Services, Moody's Investors Services or Duff & Phelps Credit Rating Co. of the credit ratings assigned to the senior debt securities of TNMP to a level which is below "investment grade", and such lowering was directly caused by the composition and terms of the Equity Financing and the Debt Financing, then no Expense Amount shall be payable by the Company pursuant to clause (c)(i)(x) above, and (ii) if any Equity Investor (x) would, upon consummation of the Merger, become subject to regulation as a public utility holding company under the PUHCA and (y) as a result thereof, such Equity Investor terminates its obligations under any Commitment Letter entered into on or prior to the date hereof, and thereafter this Agreement is terminated by the Company pursuant Section 8.01(e), then no Expense Amount shall be payable by the Company.

                  (d)......The   Company   acknowledges   that  the   agreements
contained in the preceding paragraphs (b) and (c) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Sub would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amount due pursuant to such paragraph, and in order to obtain such payment, Parent and Sub commences a suit which results in a judgment against the Company for the fee set forth in such paragraph, the Company shall pay to Parent or Sub, as the case may be, its costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Morgan Guaranty Trust Company of New York in effect on the date such payment was required to be made.

                  8.03.....Amendment.

  This Agreement may be amended, supplemented or modified by action taken by or on behalf of Parent and the respective Boards of Directors of the Company and Sub at any time prior to the Effective Time, whether prior to or after the Company Shareholders' Approval shall have been obtained, but after such adoption and approval only to the extent permitted by applicable law. No such amendment, supplement or modification shall be effective unless set forth in a written instrument duly executed by or on behalf of each party hereto.

                  8.04.....Waiver.

  At any time prior to the Effective Time any party hereto, by action taken by or on behalf of its Board of Directors, may to the extent permitted by applicable law (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the covenants, agreements or conditions of the other parties hereto contained herein. No such extension or waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party extending the time of performance or waiving any such inaccuracy or non-compliance. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.


                                   ARTICLE IX

                               GENERAL PROVISIONS

                  9.01.....Non-Survival of Representations, Warranties,
Covenants and Agreements.

  The representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Merger but shall terminate at the Effective Time, except for the agreements contained in Article I and Article II, in Sections 6.05, 6.06, 6.07, 6.08, 6.10 and 6.11 and this Article IX and the last sentence of Section 6.01, which shall survive the Effective Time.

                  9.02.....Notices.

  All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

                  If to Parent or Sub, to:

                  SW I Acquisition GP, L.P.
                  2 Robbins Lane
                  Suite 201
                  Jericho, NY 11753
                  Facsimile No.:    516-933-3108
                  Attn:    William J. Catacosinos

                  with a copy to:

                  Milbank, Tweed, Hadley & McCloy LLP
                  One Chase Manhattan Plaza
                  New York, NY 10005
                  Facsimile No.: 212-530-5219
                  Attn: M. Douglas Dunn

                  If to the Company, to:

                  TNP Enterprises, Inc.
                  4100 International Plaza
                  P.O. Box 2943
                  Fort Worth, TX 76102
                  Facsimile No.:  817-377-5577
                  Attn:  Kevern Joyce

                  with a copy to:

                  Cahill Gordon & Reindel
                  80 Pine Street
                  New York, NY 10005
                  Facsimile No.: 212-269-5420
                  Attn: Gary W. Wolf

                  All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and
(iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

                  9.03.....Entire Agreement; Incorporation of Exhibits.

  (a) This Agreement supersedes all prior discussions and agreements among the parties hereto with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement in accordance with its terms, and contains, together with the Confidentiality Agreement, the sole and entire agreement among the parties hereto with respect to the subject matter hereof

                  (b)......The  Company Disclosure Letter, the Parent Disclosure
Letter and any Exhibit attached to this Agreement and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

                  9.04.....Public Announcements.

  Except as otherwise required by law or the rules of any applicable securities exchange or national market system, so long as this Agreement is in effect, Parent and the Company will not, and will not permit any of their respective Representatives to, issue or cause the publication of any press release or make any other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld. Parent and the Company will cooperate reasonably with each other in the development and distribution of all press releases and other public announcements with respect to this Agreement and the transactions contemplated hereby, and will furnish the other with drafts of any such releases and announcements as far in advance as reasonably practicable.

                  9.05.....No Third Party Beneficiary.

  The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and except as otherwise expressly provided for herein, it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

                  9.06.....No Assignment; Binding Effect.

  Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto and any attempt to do so will be void. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

                  9.07.....Headings.

  The headings used in this Agreement have been inserted for convenience of reference only and do not define, modify or limit the provisions hereof.

                  9.08.....Invalid Provisions.

  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law or order, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

                  9.09.....Governing Law.

  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.

                  9.10.....Enforcement of Agreement.

  (a) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specified terms or was otherwise breached. It is accordingly agreed, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

                  (b) Notwithstanding the provisions of Section 9.10(a), in the event of a termination of this Agreement pursuant to which a payment is made in full compliance with Section 8.01(b), (c) or (d), the receipt of such payment shall serve as liquidated damages with respect to any breach of this Agreement by the party who has made such payment giving rise to such termination, and the receipt of any such payment shall be the sole and exclusive remedy (at law or in equity) with respect to any such breach. Further, notwithstanding any of the terms or provisions of this Agreement, the Company agrees that neither it nor any person acting on its behalf may assert any claim or cause of action against any of the Equity Investors or any of their respective affiliates (other than Parent or Sub), agents, officers or employees (excluding for this purpose any claim solely against the general partner of Parent for injunctive relief) in connection with or arising out of this Agreement or the transactions contemplated hereby.

                  9.11.....Certain Definitions.  As used in this Agreement:

                  (a)......the term "affiliate," as applied to any person, shall mean any other person directly or indirectly controlling, controlled by, or under common control with, that person; for purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise;

                  (b)......a  person  will  be  deemed  to  "beneficially"   own
securities if such person would be the beneficial owner of such securities under Rule 13d-3 under the Exchange Act, including securities which such person has the right to acquire (whether such right is exercisable immediately or only after the passage of time);

                  (c)......the  term  "business  day"  means  a day  other  than
Saturday, Sunday or any day on which banks located in the State of Texas or the State of New York are authorized or obligated to close;

                  (d)......the  term "Company  Material Adverse Effect" means an event, change, cause or effect which is materially adverse to the business, properties, assets, liabilities, prospects, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole;

                  (e)......the  term  "knowledge" or any similar  formulation of
"knowledge" shall mean, with respect to the Company, the knowledge of any of the Company's executive officers or directors;

                  (f)......any  reference  to any event,  change or effect being
"material" or "materially adverse" or having a "material adverse effect" on or with respect to an entity (or group of entities taken as a whole) means such event, change or effect is material or materially adverse, as the case may be, to the business, properties, assets, liabilities, prospects, condition (financial or otherwise) or results of operations of such entity (or of such group of entities taken as a whole);

                  (g)......the   term  "person"   shall   include   individuals,
corporations, partnerships, trusts, other entities and groups (which term shall include a "group" as such term is defined in Section 13(d)(3) of the Exchange
Act);

                  (h)......the   "Representatives"  of  any  entity  means  such
entity's directors, officers, employees, legal, investment banking and financial advisors, accountants and any other agents and representatives; and

                  (i)......the  term  "Subsidiary"  means,  with  respect to any
party,  any  corporation  or  other   organization,   whether   incorporated  or
unincorporated, of which more than fifty percent (50%) of either the equity interests in, or the voting control of, such corporation or other organization is, directly or indirectly through Subsidiaries or otherwise, beneficially owned by such party.

                  9.12.....Counterparts.

  This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

                  IN  WITNESS  WHEREOF,   each  party  hereto  has  caused  this
Agreement to be signed by its officer thereunto duly authorized as of the date first above written.


                                               SW ACQUISITION, L.P.


                                               By:  SW I Acquisition GP, L.P.,
                                                    as General Partner

                                               By:  SW II Acquisition, LLC,
                                                    as General Partner


                                               By:  /s/ William J. Catacosinos
                                               Name:    William J. Catacosinos
                                               Title:   Manager


                                               ST ACQUISITION CORP.


                                               By:  /s/ William J. Catacosinos
                                               Name:    William J. Catacosinos
                                               Title:   Chairman, President and
                                                        Chief Executive Officer


                                               TNP ENTERPRISES, INC.


                                               By:  /s/ Kevern Joyce
                                               Name:    Kevern Joyce
                                               Title:   Chairman, President and
                                                        Chief Executive Officer